UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Oracle Corporation

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500 Oracle Parkway

Redwood City, California 94065

September 23, 2014

To our Stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Oracle Corporation. Our Annual Meeting will be held on Wednesday, November 5, 2014, at 10:00 a.m., Pacific Time, in the Oracle Conference Center, located at 350 Oracle Parkway, Redwood City, California.

We describe in detail the actions we expect to take at the Annual Meeting in the attached Notice of 2014 Annual Meeting of Stockholders and proxy statement. We have also made available a copy of our Annual Report on Form 10-K for fiscal 2014. We encourage you to read the Form 10-K, which includes information on our operations, products and services, as well as our audited financial statements.

This year, we will again be using the “Notice and Access” method of providing proxy materials to stockholders via the Internet. We believe that this process should provide stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. We will mail to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the Form 10-K and vote electronically via the Internet. This notice will also contain instructions on how to receive a paper copy of your proxy materials. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

Please use this opportunity to take part in our corporate affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card or voting instruction card in the enclosed postage-paid envelope. See “How Do I Vote?” in the proxy statement for more details. Voting electronically, by telephone or by returning your proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting. If you cannot attend the meeting in person, we invite you to watch the proceedings via webcast by going to www.oracle.com/investor.

Sincerely,

Lawrence J. Ellison

Executive Chairman and Chief Technology Officer

500 Oracle Parkway

Redwood City, California 94065

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Pacific Time, on Wednesday, November 5, 2014
PLACE	Oracle Conference Center 350 Oracle Parkway Redwood City, CA 94065
LIVE WEBCAST	Available on our website at www.oracle.com/investor, starting at 10:00 a.m., Pacific Time, on Wednesday, November 5, 2014
ITEMS OF BUSINESS	(1) To elect the Board of Directors to serve for the next year.
(2) To hold an advisory vote to approve executive compensation.
(3) To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015.
(4) To consider and to act on stockholder proposals, if properly presented at the Annual Meeting.
(5) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
RECORD DATE	September 8, 2014
PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

MEETING ADMISSION

You are entitled to attend the Annual Meeting only if you are a stockholder as of the close of business on September 8, 2014, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of Oracle stock on the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership on September 8, 2014, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

Dorian Daley Senior Vice President, General Counsel and Secretary September 23, 2014

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement. For more complete information about these topics, please review our Annual Report on Form 10-K and the entire Proxy Statement.

ANNUAL MEETING OF SHAREHOLDERS

• Date and Time:	November 5, 2014 at 10:00 a.m., Pacific Time.
• Place:	Oracle Conference Center 350 Oracle Parkway Redwood City, CA 94065
• Record Date:	September 8, 2014
• Voting:	Stockholders as of September 8, 2014 are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and each of the other proposals.
• Attendance:

You are entitled to attend the Annual Meeting only if you are a stockholder as of the close of business on September 8, 2014, the record date, or hold a valid proxy for the meeting. Please bring photo identification, such as a driver’s license, and proof of ownership of Oracle common stock as of September 8, 2014.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page(s)
Election of eleven directors	FOR EACH NOMINEE	58
Advisory vote to approve executive compensation	FOR	59
Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015	FOR	62
Stockholder proposals	AGAINST EACH	64-75

PROPOSAL ONE—DIRECTOR NOMINEES

We are asking you to vote “FOR” each of the director nominees listed below. Each director attended at least 75% of the Board meetings and committee meetings on which he or she sits during fiscal 2014. Set forth below is summary information about each director nominee.

Nominee and Principal Occupation	Age	Director Since	Independent	Current Committee Membership
Jeffrey S. Berg	67	1997	☐	• Governance
Founder and Chairman of Resolution; Former Chairman and Chief Executive Officer, International Creative Management, Inc.				• Independence
H. Raymond Bingham	68	2002	☐	• Finance and Audit (Chair)
Advisory Director, General Atlantic LLC; Former Chief Executive Officer, Cadence Design Systems, Inc.				• Independence (Chair) • Governance (Alternate)
Michael J. Boskin	68	1994	☐	• Governance (Chair)
Tully M. Friedman Professor of Economics and Hoover Institution Senior Fellow, Stanford University				• Finance and Audit (Vice Chair)
Safra A. Catz	52	2001
Chief Executive Officer, Oracle Corporation
Bruce R. Chizen	59	2008	☐	• Compensation (Chair)
Senior Adviser to Permira Advisers LLP; Venture Partner, Voyager Capital; Former Chief Executive Officer, Adobe Systems Incorporated				• Finance and Audit

Nominee and Principal Occupation	Age	Director Since	Independent	Current Committee Membership
George H. Conrades	75	2008	☐	• Governance
Chairman and former Chief Executive Officer, Akamai Technologies, Inc.; Venture Partner, Longfellow Venture Fund				• Compensation
Lawrence J. Ellison	70	1977
Executive Chairman, Chief Technology Officer and Founder, Oracle Corporation
Hector Garcia-Molina	60	2001	☐	• Independence
Leonard Bosack and Sandra Lerner Professor Departments of Computer Science and Electrical Engineering, Stanford University
Jeffrey O. Henley	69	1995
Executive Vice Chairman of the Board, Oracle Corporation
Mark V. Hurd	57	2010
Chief Executive Officer, Oracle Corporation
Naomi O. Seligman	76	2005	☐	• Compensation
Senior Partner, Ostriker von Simson

Corporate Governance Highlights

Majority of Independent Directors (7 out of 11)	Annual Election of Directors
Board Leadership Structure—Separate CEO and Chairman	Independent Presiding Director
Director Majority Voting Policy	Executive Sessions for Independent Directors
Annual Board and Committee Performance Evaluations	Director and Executive Officer Stock Ownership Guidelines

PROPOSAL TWO—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking for your advisory approval of the compensation paid to our named executive officers. While this vote is advisory and not binding on us, our Board of Directors and Compensation Committee value the opinions of our stockholders and will review and consider the outcome of this vote in considering future compensation arrangements.

After the 2013 Annual Meeting of Stockholders, the Compensation Committee engaged in a series of discussions and deliberations about our compensation philosophy and possible design alternatives for our executive compensation program. While reaffirming Oracle’s fundamental principle of clearly linking executive compensation to Oracle’s financial performance and long-term stock price, the Compensation Committee redesigned certain aspects of the long-term equity incentive program for our named executive officers. The 2013 Annual Meeting of Stockholders occurred in October 2013, which was after the fiscal 2014 stock option awards were granted in July 2013. The Committee therefore focused on Oracle’s fiscal 2015 equity awards which were granted in July 2014. Oracle’s fiscal year 2014 started on June 1, 2013 and ended on May 31, 2014.

In September 2014, the Board of Directors appointed Mr. Ellison as Executive Chairman of the Board and Chief Technology Officer. Simultaneously, each of Ms. Catz and Mr. Hurd was appointed to the position of Chief Executive Officer. In connection with these changes, the Compensation Committee cancelled a portion of Mr. Ellison’s fiscal year 2015 equity award and made a one-time special fiscal 2015 equity award grant to each of Ms. Catz and Mr. Hurd in light of their appointments.

Fiscal 2014

Consistent with prior years, our executive compensation program in fiscal 2014 comprised the following three principal pay components:

1.	Salaries which were fixed at levels that provided a baseline amount of compensation.

➢

As in prior years, Mr. Ellison received only a token base salary of $1.00. Thus, consistent with our compensation philosophy, his compensation was otherwise completely at-risk, underscoring our commitment to paying for performance.

2.	Annual performance-based cash bonuses for Mr. Ellison, Ms. Catz and Mr. Hurd which were tied to our ability to grow Oracle’s non-GAAP pre-tax profits year-over-year.

➢

Although Oracle’s fiscal 2014 non-GAAP pre-tax profits were approximately $17.1 billion, the year-over-year growth did not meet our internal expectations. Consequently, Mr. Ellison, Ms. Catz and Mr. Hurd each received fiscal 2014 bonuses that were 16% of target (approximately $741,000 for Mr. Ellison and approximately $456,000 for Ms. Catz and Mr. Hurd).

3.

Long-term, results-aligned incentive compensation which consisted exclusively of stock options. Mr. Ellison received a stock option grant for 7 million shares, and Ms. Catz and Mr. Hurd each received a stock option grant for 5 million shares.

Significant Changes for Fiscal 2015

For fiscal 2015, the Compensation Committee made significant changes to our long-term incentive compensation program for our named executive officers to further its objective of aligning their compensation opportunities with Oracle’s long-term financial performance.

In addition during fiscal 2015, the Board of Directors appointed Mr. Ellison as Executive Chairman of the Board and Chief Technology Officer. Simultaneously, each of Ms. Catz and Mr. Hurd was appointed to the position of Chief Executive Officer. In connection with these management changes, the Compensation Committee cancelled a portion of Mr. Ellison’s fiscal 2015 equity awards. The Compensation Committee also made one-time special fiscal 2015 equity award grants to each of Ms. Catz and Mr. Hurd in connection with their appointments.

The Compensation Committee made the following specific changes to the equity awards granted to our named executive officers in fiscal 2015:

•

We Reduced the Number of Shares subject to the Stock Option Granted in Fiscal 2015 to Mr. Ellison. The Compensation Committee reduced the number of shares subject to the stock option grant to Mr. Ellison from a stock option for 7 million shares granted in fiscal 2014 to a stock option for 3 million shares granted in fiscal 2015 (in July 2014). In connection with the change in his position to Executive Chairman of the Board and Chief Technology Officer, the Compensation Committee cancelled a portion of this fiscal 2015 option grant. As a result, his fiscal 2015 option grant is for 2.25 million shares.

•

We Reduced the Number of Shares subject to the Stock Options Granted in Fiscal 2015 to Ms. Catz and Mr. Hurd. The Compensation Committee reduced the aggregate number of shares subject to the stock option grants to each of Ms. Catz and Mr. Hurd from a stock option for 5 million shares in fiscal 2014 to a stock option for 2.75 million shares in fiscal 2015 (which includes a special one-time stock option award for 500,000 shares each in connection with their appointment to CEO).

•

We Introduced Performance Stock Units. The Compensation Committee also granted fiscal 2015 equity awards to our named executive officers in the form of performance stock units (“Performance Stock Units”). The Compensation Committee granted a target award of 750,000 Performance Stock Units to Mr. Ellison in fiscal 2015, which was reduced to 562,500 Performance Stock Units as a result of the management change in September 2014. In July 2014, the Compensation Committee granted a target award of 562,500 Performance Stock Units to each of Ms. Catz and Mr. Hurd. Furthermore, the Compensation Committee approved a one-

time special target award of 125,000 Performance Stock Units to each of Ms. Catz and Mr. Hurd in connection with their respective appointments to Chief Executive Officer, for an aggregate target for each of 687,500 Performance Stock Units in fiscal 2015.

•

Performance Stock Units Are Subject to Performance Measures Tailored to Business Responsibilities. For Mr. Ellison, Ms. Catz and Mr. Hurd, the Performance Stock Unit payouts are based on Oracle’s revenue growth and operating cash flow growth as compared against the performance of a select group of companies against which we compete and/or our investors compare us to: International Business Machines, Hewlett-Packard, Cisco Systems, EMC, SAP, salesforce.com and Workday. For our other named executive officers, Mr. Kurian and Mr. Fowler, the Performance Stock Unit payouts are based on the achievement of revenue growth for certain strategic lines of business they oversee. The performance metrics used for the Performance Stock Units are different from the metrics used in Oracle’s Executive Bonus Plan.

•

Depending on Each Named Executive Officer’s Position, Performance Stock Units Are Earned Based on Relative or Absolute Performance. Mr. Ellison, Ms. Catz and Mr. Hurd will earn between 0%—150% of the number of his/her target award of Performance Stock Units based on Oracle’s financial performance relative to the performance of the previously-identified comparator group. Mr. Kurian and Mr. Fowler will earn between 0%—110% of the number of their target award of Performance Stock Units based on the growth in revenues of certain strategic lines of business they oversee.

The Compensation Committee believes that these long-term incentive compensation opportunities are consistent with our “results-aligned” compensation philosophy and properly incentivize our senior executives to drive growth for the benefit of all of our stockholders.

For a detailed description of the Performance Stock Unit awards granted to our named executive officers for fiscal 2015, see page 35 of this proxy statement.

We believe that our approach to executive compensation both in fiscal 2014 and fiscal 2015 are in the best interests of Oracle and our stockholders for the following reasons:

1.	Direct link between tangible financial results and executive compensation.

Oracle’s total stockholder return has performed well in recent years. Our stockholders have experienced significant upside in their investments in Oracle common stock, and our named executive officers have realized significant value from their equity awards during this period. The following graph compares the cumulative total stockholder return on Oracle common stock with the cumulative total return of the Standard & Poor’s 500 Index and the Standard & Poor’s Information Technology Index for each of the last five fiscal years for the period ended May 31, 2014, assuming an investment of $100 at the beginning of such period and the reinvestment of any dividends.

*$100 INVESTED ON MAY 31, 2009 IN STOCK OR

INDEX-INCLUDING REINVESTMENT OF DIVIDENDS

	5/09	5/10	5/11	5/12	5/13	5/14
Oracle Corporation	100.00	116.22	177.51	138.42	178.36	224.91
S&P 500 Index	100.00	120.99	152.39	151.76	193.15	232.64
S&P Information Technology Index	100.00	128.47	155.62	167.40	192.71	238.76

Fiscal 2014 Financial Highlights

Oracle recorded very good financial results in fiscal 2014 relative to other global technology companies despite a challenging global economic and information technology spending environment. The following chart summarizes key financial results for fiscal 2014 as compared to fiscal 2013, calculated in accordance with U.S. generally accepted accounting principles (GAAP) (in billions, except per share data and percentages).

	Fiscal 2014 ($)	Fiscal 2013 ($)	Change (%)
Total Revenues	38.3	37.2	3
Software and Cloud Revenues	29.2	27.9	5
Hardware Systems Revenues	5.37	5.35	0
Operating Income	14.8	14.7	1
Net Income	11.0	10.9	1
Diluted Earnings Per Share	2.38	2.26	5
Stock Price Per Share at Fiscal Year End	42.02	33.78	24

2.	Strong pay-for-performance alignment.

Reflecting our compensation philosophy, our executive compensation program is designed to be “results-aligned.” We believe that when Oracle achieves a higher level of financial performance and a higher stock price over a sustained period of time, our named executive officers should be well compensated. As a result, when our stockholders are rewarded, our named executive officers are also rewarded. Similarly, when Oracle’s performance does not achieve these results, our named executive officers should receive much lower compensation and realize less value from their equity compensation.

3.	Emphasis on variable, “at risk” compensation.

As a result of our executive compensation philosophy, in fiscal 2014, an average of 97% of the total direct compensation opportunity of our named executive officers was delivered in the form of performance-based compensation (that is, an annual performance-based cash bonus opportunity and equity compensation).

Other Executive Compensation Practices

Stockholder outreach by our Compensation and Governance Committees	Low Dilution Rates from Stock Options
Clawback policy applicable to Executive Officers	Director and Executive Officer Stock Ownership Guidelines
Independent Compensation Committee and Compensation Consultant	No Employment Agreements or Change in Control Agreements with our Executive Officers
No Repricing of “Underwater” Stock Options	Prohibition on Speculative Transactions

PROPOSAL THREE—INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015

We are asking you to ratify the selection by the Finance and Audit Committee of Ernst and Young LLP (“E&Y”) as our independent registered public accounting firm for fiscal 2015. The following table summarizes the fees E&Y billed us for fiscal 2014 and fiscal 2013. The Finance and Audit Committee pre-approved all audit and non-audit services performed by E&Y.

	Audit Fees ($)	Audit-Related Fees ($)	Tax Fees ($)	All Other Fees ($)
Fiscal 2014	23,405,824	952,692	603,775	18,044
Fiscal 2013	21,624,041	913,113	869,178	—

ORACLE CORPORATION

2014 ANNUAL MEETING

PROXY STATEMENT

PROXY STATEMENT

September 23, 2014

We are providing these proxy materials in connection with Oracle Corporation’s 2014 Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials (the “Notice”), this proxy statement and the accompanying proxy card or voting instruction card, including an Internet link to our previously filed 2014 Annual Report on Form 10-K, were first made available to stockholders on or about September 23, 2014. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Oracle is soliciting your vote at the 2014 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

You will be voting on the following items of business:

•	the election of directors (Proposal 1);

•	an advisory vote to approve executive compensation (Proposal 2);

•	the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015 (Proposal 3); and

•	up to four stockholder proposals, if properly presented at the Annual Meeting (Proposals 4 through 7).

If any other business properly comes before the meeting, you will be voting on those items as well.

What are the Board of Directors’ recommendations?

The Board recommends that you vote your shares as follows:

•	for the election of each of the directors (Proposal 1);

•	for the approval, on an advisory basis, of executive compensation (Proposal 2);

•	for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015 (Proposal 3);

•	against each of the stockholder proposals (Proposals 4 through 7); and

•	for or against other matters that come before the Annual Meeting, if any, as the proxy holders deem advisable.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set September 8, 2014 as the record date for the Annual Meeting (the “record date”). All stockholders who owned Oracle common stock at the close of business on September 8, 2014 may vote at the Annual Meeting.

Who can attend the Annual Meeting?

Only stockholders as of the record date, and any stockholder’s spouse or duly appointed proxy, may attend. No guests will be allowed to attend the Annual Meeting.

What do I need to attend the Annual Meeting and when should I arrive?

The Annual Meeting will be held at the Oracle Conference Center, 350 Oracle Parkway, Redwood City, California. Admission to the Annual Meeting will begin at 9:00 a.m., Pacific Time.

In order to be admitted to the Annual Meeting, you should:

•	arrive shortly after 9:00 a.m., Pacific Time, to ensure that you are seated by the commencement of the Annual Meeting at 10:00 a.m., Pacific Time;

•	be prepared to comply with security requirements, which include security guards searching all bags and attendees passing through a metal detector, among other security measures;

•	leave your camera at home because cameras, transmission, broadcasting and other recording devices, including certain smart phones, may not be permitted in the meeting rooms; and

•     bring photo identification, such as a driver’s license, and proof of ownership of Oracle stock on the record date, September 8, 2014, such as the Notice, a brokerage statement or letter from a bank or broker indicating ownership on September 8, 2014, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee.

Any holder of a proxy from a stockholder must present a properly executed legal proxy and a copy of the proof of ownership.

If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, we will be unable to admit you to attend in person.

Can I watch the Annual Meeting on the Internet?

Yes, our Annual Meeting will be webcast on November 5, 2014. You are invited to visit www.oracle.com/investor, at 10:00 a.m., Pacific Time, to view the live webcast of the Annual Meeting. An archived copy of the webcast also will be available on our website at www.oracle.com/investor following the Annual Meeting through November 12, 2014.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of proxy materials?

We are permitted to furnish proxy materials, including this proxy statement and our 2014 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet and how to request paper copies of the proxy materials.

Why didn’t I receive a notice in the mail regarding the Internet availability of proxy materials?

Stockholders who previously elected to access proxy materials over the Internet will not receive the Notice in the mail. You should have received an email with links to the proxy materials and online proxy voting. Additionally, if you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice by mail, you can eliminate all such paper mailings in the future by electing to receive an email that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. To request electronic delivery, please go to www.oracle.com/investor, www.astproxyportal.com/ast/17983 or the website provided on your proxy card or voting instruction card.

How many votes do I have?

You will have one vote for each share of our common stock you owned at the close of business on the record date, provided those shares were either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice or proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, to vote electronically or to vote in person at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

How many votes can be cast by all stockholders?

Each share of Oracle common stock is entitled to one vote. There is no cumulative voting. We had 4,435,602,220 shares of common stock outstanding and entitled to vote on the record date.

How many votes must be present to hold the Annual Meeting?

A majority of the shares entitled to vote as of the record date must be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Shares are counted as present at the Annual Meeting if you properly cast your vote in person, electronically or telephonically, or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

How many votes are required to elect directors (Proposal 1)?

Directors are elected by a plurality of the votes cast. This means that the eleven individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person, electronically, telephonically or by proxy) will be elected.

While directors are elected by a plurality of votes cast, our Corporate Governance Guidelines include a majority voting policy for directors. This policy states that in an uncontested election, any director nominee who receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election and if no successor has been elected at such meeting, the director nominee must tender his or her resignation following certification of the stockholder vote. The Nomination and Governance Committee of the Board is required to make recommendations to the Board of Directors with respect to any such tendered resignation. The Board of Directors will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale.

Only votes “FOR” or “WITHHELD” are counted in determining whether a plurality has been cast in favor of a director nominee. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. For a “WITHHELD” vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote against that director nominee under our majority voting policy for directors.

Full details of our majority voting policy are set forth in our Corporate Governance Guidelines available on our website at www.oracle.com/goto/corpgov.

How many votes are required to adopt the other proposals (Proposals 2 through 7)?

All of the other proposals will be approved if such items receive the affirmative vote of a majority of the shares of Oracle common stock represented at the Annual Meeting and entitled to vote on the matter. If your shares are represented at the Annual Meeting but you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on a particular matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

Your vote on Proposal 2 (vote on executive compensation) is advisory, which means the result of the vote is non-binding on Oracle, the Board of Directors and the committees of the Board. Although non-binding, the Board and its committees value the opinions of our stockholders and will review and consider the voting result when making future decisions regarding executive compensation.

What if I don’t give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors, or you return a signed proxy card but do not indicate how you wish to vote, then your shares will be voted:

•	in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement; and

•	as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions on such matter.

Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. In very limited circumstances, brokers have the discretion to vote on matters deemed to be routine. Under applicable law, brokers generally do not have discretion to vote on most matters. For example, if you do not provide voting instructions to your broker, the broker could vote your shares for the ratification of the selection of Ernst & Young LLP as our accounting firm (Proposal 3) because that is deemed to be a routine matter, but the broker likely could not vote your shares for any of the other proposals on the agenda for the Annual Meeting. We encourage you to provide instructions to your broker regarding the voting of your shares.

If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to a particular proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.

Can I change my vote after I voted?

Yes. Even if you voted by telephone or on the Internet or if you requested paper proxy materials and signed the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Corporate Secretary of Oracle, specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a legal proxy from your broker, bank or nominee.

What does it mean if I receive more than one Notice, proxy or voting instruction card?

It generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive.

Who pays for the proxy solicitation and how will Oracle solicit votes?

We will bear the expense of printing, mailing and distributing these proxy materials and soliciting votes. In addition to the solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, electronic communications or otherwise. They will not be paid any additional compensation for such solicitation. We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. We have also retained Innisfree M&A, Inc. to solicit proxies and to separately prepare a stockholder vote analysis of certain proposals for an aggregate fee of approximately $50,000, plus customary costs and expenses.

Is a list of stockholders available?

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders entitled to vote at the Annual Meeting for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting. This list can be viewed between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, at our principal executive offices at 500 Oracle Parkway, Redwood City, California. Please contact Oracle’s Corporate Secretary to make arrangements.

Who will count the votes?

American Stock Transfer & Trust Company, LLC has been appointed as the inspector of elections for the Annual Meeting. All votes will be tabulated by a representative of American Stock Transfer & Trust Company, LLC. This representative will also separately tabulate affirmative and negative votes, abstentions and broker non-votes.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in a Current Report on Form 8-K that we expect to file with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting our website or contacting our Investor Relations Department by calling 650-506-4073, by writing to Investor Relations Department, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065 or by sending an email to investor_us@oracle.com.

What if I have questions about lost stock certificates or I need to change my mailing address?

Stockholders may contact our transfer agent, American Stock Transfer & Trust Company, LLC, by calling 1-888-430-9892, by emailing info@amstock.com, or by writing to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219. See its website at www.amstock.com to get more information about these matters.

What if I need to change my email address?

Opting to receive all future proxy materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. If you need to change the email address that we use to mail proxy materials to you or if you wish to sign up to receive future mailings via email, please go to www.oracle.com/investor, www.astproxyportal.com/ast/17983, or the website provided on your proxy card or voting instruction card, to request complete electronic delivery and supply the appropriate email address.

HOW DO I VOTE?

Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on November 4, 2014.

Vote on the Internet

If you are a stockholder of record, you may submit your proxy by going to www.voteproxy.com and following the instructions provided in the Notice. If you requested printed proxy materials, you may follow the instructions provided with your proxy materials and on your proxy card. If your shares are held with a broker, you will need to go to the website provided on your Notice or voting instruction card. Have your Notice, proxy card or voting instruction card in hand when you access the voting website. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

If you are a stockholder of record, you can also vote by telephone by dialing 1-800-PROXIES (1-800-776-9437). If your shares are held with a broker, you can vote by telephone by dialing the number specified on your voting instruction card. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. Have your Notice, proxy card or voting instruction card in hand when you call.

Vote by Mail

If you have requested printed proxy materials, you may choose to vote by mail, by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. If the envelope is missing and you are a stockholder of record, please mail your completed proxy card to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219. If the envelope is missing and your shares are held with a broker, please mail your completed voting instruction card to the address specified therein. Please allow sufficient time for mailing if you decide to vote by mail.

Please note that if you received a Notice, you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet and how to request paper copies of the proxy materials.

Voting at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares voted electronically, telephonically, or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

BOARD OF DIRECTORS

Nominees for Directors

Information concerning our nominees for election to the Board at the Annual Meeting is set forth below. Our Board of Directors consists of eleven nominees, all of whom stood for election at our last annual meeting of stockholders. We refer to these directors as the “incumbent directors” in this proxy statement.

Our Corporate Governance Guidelines (which are described in detail below under “Corporate Governance—Corporate Governance Guidelines”) contain Board membership qualifications that apply to Board nominees recommended by the Nomination and Governance Committee (the “Governance Committee”). The Governance Committee strives for a mix of skills, experience and perspectives that will help create an outstanding, dynamic and effective Board to represent the interests of the stockholders. In selecting nominees, the Governance Committee assesses the independence, character and acumen of candidates and endeavors to collectively establish areas of core competency of the Board, including, among others, industry knowledge and experience; management, accounting and finance expertise; and demonstrated business judgment, leadership and strategic vision. As described above, the Governance Committee and the Board value a diversity of backgrounds, experience, perspectives and leadership in different fields when identifying Board nominees.

Below we identify and describe the key experience, qualifications and skills our director nominees bring to the Board and that the Board considers important in light of Oracle’s businesses and industry.

•

Industry Knowledge and Experience. We seek to have directors with experience as executives, directors or in other leadership positions in the particular technology industries in which we compete because our success depends on developing and investing in innovative products and technologies. Among other things, this experience is critical to the Board’s ability to understand our products and business, to assess our competitive position within the technology industry and the strengths and weaknesses of our competitors, to be aware of technology trends and innovations, and to evaluate potential acquisitions and our acquisition strategy, generally.

•

Management, Accounting and Finance Expertise. We believe that an understanding of management practices, finance and financial reporting processes is important for our directors. We value management experience in our directors as it provides a practical understanding of organizations, processes, strategies, risk management and the methods to drive change and growth that permit the Board to, among other things, identify and recommend improvements to our business operations, sales and marketing approaches and product strategy. We also seek to have at least one director who qualifies as an audit committee financial expert, and we expect all of our directors to be financially knowledgeable.

•

Business Judgment, Leadership and Strategic Vision. We believe that directors with experience in significant leadership positions are commonly required to provide excellent business judgment, demonstrate leadership skills and develop strategic vision. We seek directors with these characteristics as they bring special insights to Board deliberations and processes.

The experiences, qualifications and skills of each director that the Board considered in his or her nomination are included below following their individual biographies. The Board concluded that each nominee should serve as a director based on the specific experience and attributes listed below and in the case of incumbent directors, the direct personal knowledge of each nominee’s previous service on the Board, including the insight and collegiality each nominee brings to the Board’s functions and deliberations.

Jeffrey S. Berg, 67, has served as a Director since February 1997, as a member of the Governance Committee since October 2001 and as a member of the Committee on Independence Issues (the “Independence Committee”) since July 2012. He has been an agent in the entertainment industry for over 35 years. Mr. Berg is the founder and Chairman of Resolution, a talent and literary agency, which he launched in January 2013. Between 1985 and May 2012, he was the Chairman and Chief Executive Officer (“CEO”) of International Creative Management, Inc.

(ICM), a talent agency for the entertainment industry. He has served as Co-Chair of California’s Council on Information Technology and was President of the Executive Board of the College of Letters and Sciences at the University of California at Berkeley. He is currently on the Board of Trustees of the Anderson School of Management at the University of California at Los Angeles.

Key Director Qualifications

As the former CEO of ICM, Mr. Berg brings to the Board over 25 years of leadership experience running one of the world’s preeminent full service talent agencies in the entertainment industry. Mr. Berg’s prior experience as CEO and as a representative of some of the world’s most well-known celebrities offers the Board a unique perspective with respect to managing a global brand in rapidly-changing industries and in management, compensation and operational matters.

H. Raymond Bingham, 68, has served as a Director and as a member of the Finance and Audit Committee (the “F&A Committee”) since November 2002, as Chair of the F&A Committee since July 2012, as a member and Chair of the Independence Committee since July 2003 and as an alternate member of the Governance Committee since July 2012. He has been an Advisory Director of General Atlantic LLC, a leading global private equity firm providing capital for growth companies driven by information technology or intellectual property, since January 2010 and was a Managing Director from September 2005 to December 2009. From April 1993 to July 2005, Mr. Bingham served in various capacities at Cadence Design Systems, Inc., a supplier of electronic design automation software and services, including as Executive Vice President and Chief Financial Officer (“CFO”), President and CEO, director and, most recently, as Executive Chairman of the Board of Directors. Mr. Bingham was formerly a director of STMicroelectronics N.V. until June 2013 and Fusion-io, Inc. until June 2014. Mr. Bingham currently serves as a director of Flextronics International, Spansion Inc., Dice Holdings, Inc. and TriNet Group, Inc.

Key Director Qualifications

As the former CEO of Cadence, Mr. Bingham brings to the Board first-hand experience in successfully leading and managing a large, complex global organization in the technology industry. In particular, Mr. Bingham’s experience in leading Cadence’s global expansion into India, China and Russia and the extension of Cadence’s technology leadership through a series of strategic acquisitions, internal research and development and venture investments provides the Board with a perspective readily applicable to challenges faced by Oracle. Mr. Bingham’s current role at General Atlantic requires him to be very familiar with companies driven by information technology or intellectual property. In addition, the Board benefits from Mr. Bingham’s financial expertise and significant audit and financial reporting knowledge, including his experience as the former CFO of Cadence. Mr. Bingham’s service as a director of large, complex global organizations, as well as smaller private companies, provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

Michael J. Boskin, 68, has served as a Director since April 1994, as a member of the F&A Committee since July 1994 and Vice Chair of the F&A Committee since August 2005, and as a member of the Governance Committee since July 1994 and Chair of the Governance Committee since July 2012. He is the Tully M. Friedman Professor of Economics and Hoover Institution Senior Fellow at Stanford University, where he has been on the faculty since 1971. He is CEO and President of Boskin & Co., Inc., a consulting firm. He was Chairman of the President’s Council of Economic Advisers from February 1989 until January 1993. Dr. Boskin also currently serves as a director of Exxon Mobil Corporation.

Key Director Qualifications

Dr. Boskin is recognized internationally for his research on world economic growth, tax and budget theory and policy, U.S. saving and consumption patterns and the implications of changing technology and demography on capital, labor, and product markets. He brings to the Board significant economic and financial expertise and provides the Board with a unique perspective on a number of challenges faced by Oracle due to its global operations, including, for example, questions regarding international tax and monetary policy, treasury functions, currency exposure and general economic and labor trends and risks. In addition, Dr. Boskin’s experience as CEO of his consultancy firm and as a director of large, complex global organizations provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

Safra A. Catz, 52, was appointed Chief Executive Officer in September 2014. Ms. Catz had previously been a President since January 2004, CFO most recently since April 2011 and has served as a Director since October 2001. She was previously CFO from November 2005 until September 2008 and Interim CFO from April 2005 until July 2005. Prior to being named President, she held various other positions with us since joining Oracle in 1999. She also currently serves as a director of HSBC Holdings plc.

Key Director Qualifications

In her current role at Oracle, Ms. Catz is primarily responsible for all operations at Oracle other than product development, sales and marketing, consulting, support and Oracle’s industry-specific global business units. Ms. Catz also leads the execution of our acquisition strategy and integration of acquired companies and products. As a member of our Board, we benefit from Ms. Catz’s many years with Oracle and her unique expertise regarding Oracle’s strategic vision, management and operations. Prior to coming to Oracle, Ms. Catz developed deep technology industry experience as a managing director with the investment banking firm Donaldson, Lufkin & Jenrette from 1986 to 1999 covering the technology industry. Through this experience, Ms. Catz brings valuable insight regarding the technology industry generally, and in particular in the execution of our acquisition strategy. In addition, Ms. Catz’s service as a director of another large, complex global organization provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

Bruce R. Chizen, 59, has served as a Director since July 2008, as Chair of the Compensation Committee since January 2011, as a member of the Compensation Committee since October 2010 and as a member of the F&A Committee since February 2013. He is currently an independent consultant and has served as Senior Adviser to Permira Advisers LLP since July 2008 and as a Venture Partner at Voyager Capital since August 2009. Mr. Chizen served as a strategic adviser to Adobe Systems Incorporated, a provider of design, imaging and publishing software for print, Internet and dynamic media production, from November 2007 through November 2008. From December 2000 to November 2007, Mr. Chizen served as CEO of Adobe and as its President from April 2000 to January 2005. He also served as Adobe’s acting CFO from November 2006 to February 2007. From August 1998 to April 2000 he was Adobe’s Executive Vice President, Products and Marketing. Mr. Chizen joined Adobe Systems in August 1994 and held various positions in its Consumer Products Division and Graphics Products Division. He served as a director of Adobe from December 2000 to April 2008. Mr. Chizen also currently serves as a director of Synopsys, Inc.

Key Director Qualifications

As the former CEO of Adobe, Mr. Chizen brings to the Board first-hand experience in successfully leading and managing a large, complex global organization in the technology industry. In particular, Mr. Chizen’s experience in heading the extension of Adobe’s product leadership provides the Board with a perspective applicable to challenges faced by Oracle. In addition, Mr. Chizen’s current roles at Permira and Voyager require him to be very familiar with companies driven by information technology or intellectual property, which provides the Board with valuable insights in its deliberations regarding Oracle’s acquisition and product strategies. In addition, the Board benefits from Mr. Chizen’s financial expertise and significant audit and financial reporting knowledge, including his experience as the former acting CFO of Adobe. Mr. Chizen’s service as a director of large, complex global organizations, as well as smaller private companies, provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

George H. Conrades, 75, has served as a Director since January 2008, as a member of the Governance Committee since July 2008 and as a member of the Compensation Committee since January 2011. He has served as Chairman of Akamai Technologies, Inc., a service provider for accelerating and improving the delivery of content and applications over the Internet, since May 2005. He currently serves as a Managing Partner at Longfellow Venture Partners, a private venture fund advising and investing in early stage healthcare and technology companies. He also served as a Venture Partner at Polaris Venture Partners, an early stage investment company from August 1998 to 2012 and is currently Partner Emeritus. He served as Chairman and CEO of Akamai Technologies from April 1999 to May 2005. Mr. Conrades also currently serves as a director of Harley-Davidson, Inc. and Ironwood Pharmaceuticals, Inc.

Key Director Qualifications

As the former CEO of Akamai, Mr. Conrades brings to the Board first-hand experience in successfully leading and managing a large, complex global organization in the technology industry. Mr. Conrades’ experience provides the Board with a perspective applicable to challenges faced by Oracle. In addition, Mr. Conrades’ current role at Longfellow Venture Partners requires him to be very familiar with growth companies, including those driven by information technology or intellectual property, which provides the Board with valuable insights in its deliberations regarding Oracle’s acquisition and product strategies. Mr. Conrades’ service as a director of large, complex global organizations, as well as smaller private companies, provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

Lawrence J. Ellison, 70, founded Oracle in 1977 and has been a Director since that time. Mr. Ellison served as CEO from 1977 through September 2014, when he was appointed Executive Chairman of the Board and Chief Technology Officer. Mr. Ellison also previously served as Chairman of the Board from May 1995 to January 2004.

Key Director Qualifications

Mr. Ellison is Oracle’s founder and served as our CEO since we commenced operations in June 1977 through September 2014. Mr. Ellison is widely regarded as a technology visionary and one of the world’s most successful business executives. Mr. Ellison’s familiarity with and knowledge of our technologies and product offerings are unmatched. He continues to lead and oversee our product engineering, technology development and strategy. For more than 30 years he has successfully steered Oracle in new strategic directions in order to adapt to and stay ahead of our competition and changing industry trends. Mr. Ellison is our largest stockholder, owning approximately 26% of the outstanding shares of our common stock, directly aligning his interests with those of all of our stockholders.

Hector Garcia-Molina, 60, has served as a Director since October 2001 and as a member of the Independence Committee since August 2005. He has been the Leonard Bosack and Sandra Lerner Professor in the Departments of Computer Science and Electrical Engineering at Stanford University since October 1995 and served as Chairman of the Department of Computer Science from January 2001 to December 2004. He has been a professor at Stanford University since January 1992. From August 1994 until December 1997, he was the Director of the Computer Systems Laboratory at Stanford University.

Key Director Qualifications

Widely regarded as an expert in computer science, Mr. Garcia-Molina brings to the Board significant technical expertise in the fields of computer science, generally, and database technology, specifically. Mr. Garcia-Molina is the author of numerous books, journal articles, papers and reports documenting his research on a variety of technology subjects, including distributed computing systems, digital libraries and database systems. Mr. Garcia-Molina is a Fellow of the Association for Computing Machinery and the American Academy of Arts and Sciences and, from 1997 to 2001, was a member the President’s Information Technology Advisory Committee. Mr. Garcia-Molina also serves as a Venture Advisor for Onset Ventures and is a member of technical advisory boards of numerous private companies. In these roles, and as a former director of other public companies, Mr. Garcia-Molina has helped oversee the strategy and operations of other technology companies and brings a valuable technical and industry-specific perspective to the Board’s consideration of Oracle’s product strategy, competitive positioning and current and future technology trends.

Jeffrey O. Henley, 69, was appointed Executive Vice Chairman of the Board, in September 2014. Prior to that, Mr. Henley served as Chairman of the Board since January 2004. He has served as a Director since June 1995. He served as Executive Vice President and CFO from March 1991 to July 2004.

Key Director Qualifications

Our Board benefits from Mr. Henley’s many years with Oracle and his significant expertise and knowledge regarding our strategic vision, management and operations. Mr. Henley meets regularly with significant Oracle customers and is instrumental in closing major commercial transactions worldwide. This role allows Mr. Henley to remain close to our customers and the technology industry generally. Mr. Henley also brings to the Board significant financial and accounting expertise from his service as our former CFO, as well as CFO and other finance positions held by Mr. Henley prior to his joining Oracle.

Mark V. Hurd, 57, was appointed Chief Executive Officer, in September 2014. Prior to that, Mr. Hurd was a President since September 2010. Mr. Hurd has served as a Director since September 2010. Prior to joining us, he served as Chairman of the Board of Directors of Hewlett-Packard Company (HP) from September 2006 to August 2010 and as CEO, President and a member of the Board of Directors of HP from April 2005 to August 2010. From 2007 to 2010, Mr. Hurd served as a member of the Board of Directors of Newscorp, Inc. and served on the Governance Committee of Newscorp.

Key Director Qualifications

In his current role at Oracle, Mr. Hurd is responsible for sales and marketing, consulting, support and Oracle’s industry-specific global business units. As a member of our Board, we benefit from Mr. Hurd’s insight as he guides Oracle’s sales and marketing efforts, manages our support and consulting organizations and acts as a primary contact for our customers. As the former CEO of HP and NCR Corporation, Mr. Hurd brings to the Board first-hand experience in successfully leading and managing large, complex global sales, support and consulting organizations in the technology industry. Mr. Hurd’s hardware experience is particularly important to us given our continuing focus on enhancing our hardware systems business. In addition, Mr. Hurd’s prior experience as Chairman of HP’s board and as a director of another large, public company provides the Board with important perspectives in its evaluation of Oracle’s practices and processes.

Naomi O. Seligman, 76, has served as a Director since November 2005 and as a member of the Compensation Committee since June 2006. She is a senior partner at Ostriker von Simson, a technology research firm which chairs the CIO Strategy Exchange. Since 1999, this forum has brought together senior executives in four vital quadrants of the IT sector. From 1977 until June 1999, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private sector institution sponsored by 100 chief information officers from major global corporations. Ms. Seligman also currently serves as a director of Akamai Technologies, Inc. and iGate Corporation.

Key Director Qualifications

As a senior partner at Ostriker von Simson and co-partner of the CIO Strategy Exchange, and in her prior role as a co-founder and senior partner of the Research Board, Ms. Seligman is recognized as a thought leader in the technology industry. Ms. Seligman also serves as a director of large multinational companies, where she helps oversee global strategy and operations which provides our Board with important perspectives in its evaluation of Oracle’s practices and processes. As a member of our Board, we also benefit from Ms. Seligman’s unique experience and customer-focused perspective and the valuable insights gained from the senior-level relationships she maintains throughout the technology industry.

Board Meetings

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman, Chief Executive Officers, Corporate Secretary and other officers and employees, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.

The Board met six times during fiscal 2014: four were regularly scheduled meetings and two were special meetings. Each director attended at least 75% of all Board and applicable committee meetings in fiscal 2014. Board members are expected to attend the Annual Meeting of Stockholders and all incumbent directors attended last year’s annual meeting.

New York Stock Exchange

In June 2013, we announced we had applied to list our common stock on the New York Stock Exchange (“NYSE”) and on July 15, 2013, our common stock began trading on the NYSE. Accordingly, we are now subject to the listing, board and committee independence standards of the NYSE, as set forth in the NYSE Listed Company Manual.

Committees, Membership and Meetings

The current standing committees of the Board are the Finance and Audit Committee (“F&A Committee”), the Nomination & Governance Committee (“Governance Committee”), the Compensation Committee and the Committee on Independence Issues (“Independence Committee”). The table below provides current membership information, as well as fiscal 2014 meeting information for each such Board committee.

Each committee periodically reviews its charter as legislative and regulatory developments and business circumstances warrant. Each of the committees may make additional recommendations to our Board for revision of its charter to reflect evolving “best practices.” The charters for the Compensation, F&A, Governance and Independence Committees are posted on our website at www.oracle.com/goto/corpgov.

Committee Memberships

Name	F&A	Governance	Compensation	Independence
Jeffrey S. Berg		M		M
H. Raymond Bingham	C	A		C
Michael J. Boskin	VC	C
Safra A. Catz
Bruce R. Chizen	M		C
George H. Conrades		M	M
Lawrence J. Ellison
Hector Garcia-Molina				M
Jeffrey O. Henley
Mark V. Hurd
Naomi O. Seligman			M
Number of Fiscal 2014 Meetings	13	6	14	5

M	Member	A	Alternate Member
C	Chair	VC	Vice Chair

The Finance and Audit Committee

The primary functions of the F&A Committee are to provide advice with respect to financial matters, to oversee our accounting and financial reporting processes and the audits of our financial statements, to assist the Board of Directors in fulfilling its oversight responsibilities regarding audit, finance, accounting, tax and legal compliance and to evaluate merger and acquisition transactions and investment transactions proposed by our management. In particular, the F&A Committee is responsible for overseeing the engagement, independence and services of our independent auditors. The F&A Committee’s primary responsibilities and duties are to:

•	act as an independent and objective party to monitor our financial reporting process and internal control over financial reporting;

•	review and appraise the audit efforts of our independent auditors;

•	oversee our internal audit department;

•	evaluate our quarterly financial performance at earnings review meetings;

•	oversee management’s establishment and enforcement of financial policies and business practices;

•	oversee our compliance with laws and regulations and Oracle’s Code of Ethics and Business Conduct;

•

provide an open avenue of communication between the Board of Directors and the independent auditors, General Counsel, financial and senior management, Chief Compliance & Ethics Officer and the internal audit department;

•	review and, if within its delegated range of authority, approve merger and acquisition and financial transactions proposed by our management; and

•

produce the Report of the Finance and Audit Committee of the Board as required by the rules and regulations of the SEC for inclusion in our proxy statement (included elsewhere in this proxy statement).

The F&A Committee held executive sessions with our independent auditors on three occasions in fiscal 2014. The F&A Committee operates under a written charter adopted by our Board. The F&A Committee monitors legislative and regulatory developments affecting corporate governance practices for U.S. public companies, and, from time to time, makes recommendations to our Board for revision of the F&A Committee charter to reflect such developments and evolving best practices. The F&A Committee charter is posted on our website at www.oracle.com/goto/corpgov.

The Independence Committee has determined that each member of the F&A Committee during fiscal 2014 satisfied both the SEC’s additional independence requirements for members of audit committees and the other listing exchange requirements for members of audit committees, as well as the independence requirements in our Corporate Governance Guidelines. In addition, the Board has determined that H. Raymond Bingham qualifies as an “audit committee financial expert” as defined by the SEC rules.

The Nomination & Governance Committee

The Governance Committee has responsibility for monitoring corporate governance matters, including periodically reviewing the composition and performance of the Board and its committees (including reviewing the performance of individual directors) and overseeing our Corporate Governance Guidelines. The Governance Committee also considers and recommends qualified candidates for election as directors of Oracle. The Governance Committee charter is posted on our website at www.oracle.com/goto/corpgov.

The Compensation Committee

The primary functions of the Compensation Committee are to:

•	review and set all compensation arrangements, including, as applicable, base salaries, bonuses and equity awards, of our Chief Executive Officers, directors and other executive officers;

•	lead the Board in its evaluation of the performance of our Chief Executive Officers;

•

review and discuss the Compensation Discussion and Analysis (“CD&A”) portion of our proxy statement with management and determine whether to recommend to the Board that the CD&A be included in our proxy statement;

•	produce the Compensation Committee Report as required by the rules and regulations of the SEC for inclusion in our proxy statement (included elsewhere in this proxy statement);

•	review and approve our stock plans and approve certain equity awards;

•

assess the risks associated with our compensation practices, policies and programs applicable to employees to determine whether the risks arising from such practices, policies and programs are appropriate or reasonably likely to have a material adverse effect on Oracle; and

•	oversee our 401(k) Plan Committee and have responsibility for amendments to the Oracle Corporation 401(k) Savings and Investment Plan (the “401(k) Plan”).

The Compensation Committee helps us to attract and retain talented executive personnel in a competitive market and operates under a written charter adopted by the Board. The Compensation Committee charter is posted on our website at www.oracle.com/goto/corpgov.

The Compensation Committee meets at scheduled times during the year, meets in executive session without management present and holds additional meetings from time to time, as necessary. In fiscal 2014, the Compensation Committee met 14 times.

In determining any component of executive or director compensation, the Compensation Committee considers the aggregate amounts and mix of all components in its decisions. Our legal department, human resources department and Corporate Secretary support the Compensation Committee in its work. For additional details regarding the Compensation Committee’s role in determining executive compensation, including its engagement of an independent compensation consultant, please refer to “Executive Compensation—Compensation Discussion and Analysis” included elsewhere in this proxy statement. Please see the section titled “Executive Compensation—Equity Awards Grant Administration” included elsewhere in this proxy statement for a discussion of the Compensation Committee’s role as the administrator of our stock plans and for a discussion of our policies and practices regarding when we grant our equity awards.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee, in consultation with management and Compensia, Inc., the committee’s independent compensation consultant, over the course of several committee meetings has assessed the compensation policies and practices applicable to our executive officers and other employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on Oracle.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of Oracle or of any of our subsidiaries or affiliates. During the last fiscal year, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our Board or on our Compensation Committee.

The Committee on Independence Issues

The Independence Committee is charged with reviewing and approving individual transactions, or a series of related transactions, involving amounts in excess of $120,000 between us (or any of our subsidiaries) and any of our affiliates, such as an executive officer, director or owner of 5% or more of our common stock. The Independence Committee’s efforts are intended to ensure that each proposed related person transaction is on terms that, when taken as a whole, are fair to us. If any member of the Independence Committee would derive a direct or indirect benefit from a proposed transaction, he is excused from the review and approval process with regard to that transaction. The role of the Independence Committee also encompasses the monitoring of related person relationships as well as reviewing proposed transactions and other matters for potential conflicts of interest and possible corporate opportunities in accordance with our Supplemental Conflict of Interest Policy for Senior Officers. The Independence Committee also evaluates the independence of each non-management director as defined by NYSE listing standards and our Corporate Governance Guidelines. The Independence Committee charter is posted on our website at www.oracle.com/goto/corpgov.

Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of Oracle. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors. Further, Oracle’s active acquisition program as well as our expansion into new lines of business and the rapid change in the technology industry generally all demand substantial time commitments from our directors. Our Board manages to accomplish all of this work with a relatively small number of independent directors for a company of Oracle’s size, complexity and high profile.

These considerable time commitments and the many responsibilities and risks of being a director of a public company like Oracle require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ significant workload. Our independent directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Several of our directors serve on more than one committee. Our independent directors display a high level of commitment and flexibility in their service to Oracle. In addition to engaging with our senior management, our directors also personally attend important customer-related events like Oracle OpenWorld and Oracle President Council forums and meet with our institutional stockholders throughout the year. Annual cash retainers and formula equity award grants to our independent directors are intended to correlate to the responsibilities and time commitments of each such director.

Our employee directors, Messrs. Ellison, Henley and Hurd and Ms. Catz, receive no separate compensation for serving as directors of Oracle.

Cash Retainer and Meeting Fees for Non-Employee Directors

During fiscal 2014, each of our non-employee directors received (a) an annual retainer of $52,500 for serving as a director of Oracle and (b) each of the applicable retainers and fees set forth below for serving as a chair or vice chair or as a member of one or more of the committees of the Board.

Annual Committee Member Retainers:
F&A Committee	$25,000
Compensation Committee	$25,000
Governance Committee	$15,000
Independence Committee	$15,000

Additional Annual Retainers for Committee Chairs:
F&A Committee (Chair and Vice Chair)	$25,000
Compensation Committee	$25,000
Governance Committee	$15,000
Independence Committee	$15,000

Fee per Board Meeting:
Regular Meeting	$3,000
Special Meeting	$2,000

Fee per Committee Meeting:
F&A Committee (other than earnings review meetings)	$3,000
F&A Committee (earnings review meetings)	$2,000
Compensation Committee (other than equity award meetings, where no meeting fee is paid)	$3,000
Governance Committee	$2,000
Independence Committee	$2,000

Directors’ Equity Compensation

Non-employee directors also participate in our Amended and Restated 1993 Directors’ Stock Plan (the “Directors’ Stock Plan”) which provides for equity awards to directors for their services. During fiscal 2014, non-employee directors were entitled to receive the following grants of stock options to purchase our common stock under the Directors’ Stock Plan:

(a)

An initial grant of options to purchase 45,000 shares of our common stock for each new director, to be prorated based upon the number of full calendar months he or she will serve on the Board before the next full Annual Grant; and

(b)	Stock options to purchase 45,000 shares of our common stock, granted on May 31 of each year, provided such director continues to serve on the Board as of the date of the grant (the “Annual Grant”).

Each fiscal year, we make additional annual grants of stock options to non-employee directors who also served as the chair or vice chair of certain committees of the Board (the “Chair/Vice Chair Grants”). In fiscal 2014, these grants were made on May 31, 2014 to the director who, as of the date of grant, had served as chair or vice chair of the relevant committee for one year. Committee chairs or vice chairs who served less than one year received a pro rata amount of the full grant based on the number of complete calendar months during which the director served as chair or vice chair on the relevant committee in the past year. The amounts of the annual Chair/Vice Chair Grants are as follows:

F&A Committee Chair	45,000 shares
F&A Committee Vice Chair	30,000 shares
Compensation Committee Chair	45,000 shares
Governance Committee Chair	15,000 shares
Independence Committee Chair	15,000 shares

All stock options granted to our non-employee directors vest 25% per year over four years on each anniversary of the date of grant.

Director Compensation for Fiscal 2014

The following table provides summary information concerning cash and other compensation we paid to our non-employee directors for fiscal 2014. As further described above, our non-employee directors receive cash retainers for Board membership, committee membership and committee chairmanship; cash fees for Board and committee meetings attended; and stock option grants for Board membership and committee chairmanship. Some of our non-employee directors serve on more than one committee. See “Committees, Membership and Meetings” above for a list of committees on which each non-employee director currently serves.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)(2) ($)	Total ($)
Jeffrey S. Berg	114,500	349,799	464,299
H. Raymond Bingham	208,500	816,197	1,024,697
Michael J. Boskin	191,500	699,597	891,097
Bruce R. Chizen	206,500	699,597	906,097
George H. Conrades	145,500	349,799	495,299
Hector Garcia-Molina	93,500	349,799	443,299
Naomi O. Seligman	120,500	349,799	470,299

(1)

As required by SEC rules, the amounts in this column represent the aggregate grant date fair values of stock option awards computed in accordance with Financial Accounting Standards Board’s (the “FASB”) Accounting Standards Codification (the “ASC”) Topic 718, Compensation-Stock Compensation (“FASB ASC 718”). The recipient has not presently realized a financial benefit from these awards because none of the stock options granted to these directors during fiscal 2014 are currently exercisable. For information on the valuation assumptions used in these computations, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2014.

(2)	The following table provides additional information concerning the stock options held by our non-employee directors for fiscal 2014:

Name	Total Option Awards Outstanding at 2014 Fiscal Year End (Shares)	Option Awards Granted During Fiscal Year 2014 (a) (Shares)
Jeffrey S. Berg	525,000	45,000
H. Raymond Bingham	545,000	105,000
Michael J. Boskin	680,000	90,000
Bruce R. Chizen	491,250	90,000
George H. Conrades	330,000	45,000
Hector Garcia-Molina	405,000	45,000
Naomi O. Seligman	390,000	45,000

(a)

The stock options reported in this column were granted on May 31, 2014, with a per share exercise price of $42.02, which is equal to the closing market price of our common stock on May 30, 2014, the last trading day prior to the grant date. The stock options vest 25% per year over four years on each anniversary of the date of grant.

CORPORATE GOVERNANCE

We regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. As part of those efforts, we review federal laws affecting corporate governance, as well as rules adopted by the SEC and NYSE. We believe that we have in place procedures and practices, including the following, which are designed to enhance our stockholders’ interests.

Corporate Governance Guidelines

The Board has approved Corporate Governance Guidelines for Oracle (the “Guidelines”). The Guidelines are posted on our website at www.oracle.com/goto/corpgov, and deal with the following matters:

•	director qualifications;

•	director majority voting policy;

•	director responsibilities, including risk oversight;

•	conflicts of interest;

•	Board committees;

•	director access to officers and employees;

•	director compensation;

•	director orientation and continuing education;

•	director and executive officer stock ownership;

•	Chief Executive Officer evaluation;

•	performance evaluation of the Board and its committees; and

•	stockholder communications with the Board.

The Guidelines require that all members of the F&A, Compensation, Governance and Independence Committees must be “independent,” each in accordance with or as defined in the rules adopted by the SEC and NYSE. The Independence Committee makes this determination annually. The Board and each committee have the power to hire legal, accounting, financial or other outside advisors as they deem necessary in their best judgment without the need to obtain the prior approval of any officer of Oracle. Directors have full and free access to officers and employees of Oracle and may ask such questions and conduct investigations as they deem appropriate to fulfill their duties.

Conflicts of interest expectations for our non-employee directors are addressed in our Guidelines and provide that non-employee directors must:

•	annually disclose to our General Counsel all of his or her executive, employment, board of directors, advisory board or equivalent positions in other organizations;

•	disclose any such proposed positions with a public company before they become effective and any such positions with a private company promptly following his or her appointment to such entity; and

•	disclose any potential conflicts of interest that may arise from time to time with respect to matters under consideration of the Board.

The General Counsel must report all such disclosures to the Independence Committee, and the Board must consider such disclosures and other available information and take such actions as it considers appropriate. All directors are expected to comply with Oracle’s Code of Ethics and Business Conduct, except that for our non-employee directors, the provisions regarding conflicts of interest in the Guidelines supersede these same provisions in the Code of Ethics and Business Conduct.

The Guidelines provide for regular executive sessions to be held by non-employee directors. The Guidelines also provide that the Board or Oracle will establish or provide access to appropriate orientation programs or materials for the benefit of newly elected directors, including presentations from senior management and visits to Oracle’s facilities.

Under the Guidelines, the Board periodically evaluates the appropriate size of the Board and may make any changes it deems appropriate. The Governance Committee will periodically conduct self-evaluations to determine whether the Board and its committees are functioning effectively, and the results of these evaluations are reported to the Board. The Compensation Committee is required under the Guidelines to conduct an annual review of the CEO’s performance and compensation, and the Board reviews the Compensation Committee’s report to ensure the CEO is providing the best leadership for Oracle in the short and long term.

The Guidelines are posted on, and we intend to disclose any future amendments to the Guidelines on, our website at www.oracle.com/goto/corpgov.

Majority Voting Policy

The Guidelines set forth our majority voting policy for directors, which states that, in an uncontested election, if any director nominee receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election (a “Majority Withheld Vote”) and no successor has been elected at such meeting, the director nominee shall tender his or her resignation following certification of the stockholder vote.

The Governance Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant, including, but not limited to:

•	the stated reasons, if any, why stockholders withheld their votes;

•	possible alternatives for curing the underlying cause of the withheld votes;

•	the director’s tenure;

•	the director’s qualifications;

•	the director’s past and expected future contributions to Oracle; and

•	the overall composition of the Board.

The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board may accept a director’s resignation or reject the resignation. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our bylaws. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

Any director who tenders his or her resignation pursuant to this policy shall not participate in the Governance Committee recommendation or Board action regarding whether to accept the resignation offer. However, if a majority of the members of the Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee among themselves to consider any resignation offers and recommend to the Board whether to accept such resignation offers.

Through this policy, the Board seeks to be accountable to all stockholders and respects the right of stockholders to express their views through their vote for directors. However, the Board also deems it important to preserve sufficient flexibility to make sound evaluations based on the relevant circumstances in the event of a greater than or equal to 50% “WITHHELD” vote against a specific director. For example, the Board may wish to assess whether the sudden resignations of one or more directors would materially impair the effective functioning of the Board. The Board’s policy is intended to allow the Board to react to situations that could arise if the resignation of multiple directors would prevent a key committee from achieving a quorum. The policy also would allow the Board to assess whether a director was targeted for reasons unrelated to his or her Board performance at Oracle. The policy imposes a short time frame for the Board to consider a director nominee’s resignation. The Board expects that, as in the past, nominees will be elected by a significant majority of “FOR” votes.

Stock Ownership Guidelines for Directors and Senior Officers

Board members and senior officers are also required to own shares of Oracle common stock. The Governance Committee sets and periodically reviews and makes changes to these ownership requirements.

Under the Stock Ownership Guidelines approved in July 2011, all current non-employee directors must own at least 10,000 shares of our common stock by July 2016, and all new non-employee directors must meet this ownership requirement within five years from the date such director joins the Board. All senior officers must own a fixed number of shares of our common stock ranging from 250,000 shares to 10,000 shares based on their seniority. For example, our Chief Executive Officers are required to own 250,000 shares. For additional details regarding the application of the guidelines to our named executive officers, including each individual’s share ownership requirement, see “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines” included elsewhere in this proxy statement. Senior officers must own their specific required amount by July 2016, and new senior officers must meet the ownership requirement within five years from the date such person becomes a senior officer. Shares of common stock counted toward these guidelines include any shares held directly or through a trust or broker; shares held by a spouse; shares held through our 401(k) Plan and our Oracle Corporation Employee Stock Purchase Plan (the “ESPP”); and shares underlying vested but unexercised stock options, with 50% of the in-the-money value of such options being used for this calculation.

We believe that all of our Board members and senior officers are currently in compliance with either the prior ownership requirements or the requirements approved in July 2011, and we expect them all to comply with the Stock Ownership Guidelines approved in July 2011 within the time periods described above.

Share Pledging and Our Prohibition on Speculative Transactions

Our insider trading policy prohibits our executive officers and directors from engaging in speculative transactions intended to shift or hedge the economic risk in owning shares of Oracle common stock, such as short sales, puts, calls, straddles or other similar transactions.

The Board also periodically reviews the extent to which any executive officer or director has pledged shares of Oracle common stock as collateral to secure any personal or other indebtedness. As set forth under “Security Ownership of Certain Beneficial Owners and Management,” on page 26, as of September 8, 2014, Mr. Ellison, our Executive Chairman, Chief Technology Officer, founder and largest stockholder, had pledged 250,000,000 shares of Oracle common stock as collateral to secure certain personal indebtedness. The pledged shares are not used to shift or hedge any economic risk in owning Oracle common stock by Mr. Ellison. Currently, no other executive officer or director holds shares of Oracle common stock that have been pledged to secure any personal or other indebtedness.

In reviewing Mr. Ellison’s pledging arrangements, the Board considers the magnitude of the aggregate number of shares of Oracle common stock that are pledged in relation to the total number of shares of Oracle common stock outstanding and in relation to the total number of shares of Oracle common stock owned by Mr. Ellison, the market value of Oracle common stock, and Mr. Ellison’s independent ability to repay any loans without recourse to the pledged shares, as well as any other relevant factors.

Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer are currently filled by separate individuals. Mr. Ellison is our Chairman, and Ms. Catz and Mr. Hurd are our Chief Executive Officers, and during fiscal 2014, Mr. Henley served as Chairman and Mr. Ellison served as CEO. The Board believes that the separation of the offices of the Chairman and CEOs is appropriate at this time because it allows our CEOs to focus primarily on Oracle’s business strategy, operations and corporate vision. However, as described in further detail in our Guidelines, the Board does not have a policy mandating that the roles of Chairman and CEO continue to be separated. Our Board elects our Chairman and our CEOs, and each of these positions may be held by the same person or may be held by different people. We believe it is important that the Board retain flexibility to determine whether these roles should be separate or combined based upon the Board’s assessment of the company’s needs and Oracle’s leadership at a given point in time.

We believe that independent and effective oversight of Oracle’s business and affairs is maintained through the composition of our Board, the leadership of our independent directors and Board committees and our governance structures and processes already in place. The Board consists of a substantial majority of independent directors, and the Board’s Compensation, F&A, Governance and Independence Committees are comprised solely of independent directors. While we currently do not have a policy mandating an independent lead director, the Board believes that a number of non-employee directors fulfill the lead director role at various times, including during executive sessions, depending upon the particular issues involved. As set forth in our Guidelines, on an annual rotating basis, the chairpersons of the F&A Committee, the Governance Committee and the Compensation Committee serve as the presiding director at executive sessions of the Board.

Board’s Role in Risk Oversight

While management is responsible for assessing and managing risks to Oracle, our Board is responsible for overseeing management’s efforts to assess and manage risk. The Board’s risk oversight areas of focus include, but are not limited to:

•	management and Board succession planning;

•	managing Oracle’s long-term growth;

•	strategic and operational planning, including significant acquisitions and the evaluation of our capital structure and long-term debt financing; and

•	legal and regulatory compliance.

While the Board has the ultimate oversight responsibility for Oracle’s risk management policies and processes, various committees of the Board also have responsibility for risk oversight. The F&A Committee oversees risks associated with our financial statements and financial reporting, mergers and acquisitions, credit and liquidity, information technology and security, litigation and code of ethics and business conduct compliance. The Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and employee compensation generally. The Governance Committee oversees risks associated with our overall governance practices and the leadership structure of the Board (as further described above under “Board Leadership Structure”). The Independence Committee reviews risks arising from transactions with related persons and director independence issues.

Our Board is kept informed of each committee’s risk oversight and other activities via regular reports of the committee chairs to the full Board. Our Board’s role in risk oversight is consistent with the Board’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing Oracle’s risk exposure, and the Board and committees of the Board providing oversight in connection with those efforts.

Board of Directors and Director Independence

Each of our directors stands for election every year. We do not have a classified or staggered board. If the director nominees are elected at the Annual Meeting, the Board will continue to be composed of four employee directors (Messrs. Ellison, Hurd and Henley, and Ms. Catz) and seven independent directors. The Independence Committee has determined that each of the following seven current directors is independent (as defined by applicable listing standards and our Corporate Governance Guidelines): Messrs. Berg, Bingham, Chizen, Conrades and Garcia-Molina, Dr. Boskin and Ms. Seligman. Therefore, all directors who served during fiscal 2014 on the Compensation, F&A, Governance and Independence Committees were independent under the applicable listing standards.

In making the independence determinations, the following relationships and factors were considered:

•

Dr. Boskin and Mr. Garcia-Molina are both employed by Stanford University, which has received donations from both Oracle and various Board members. In addition, certain Board members serve on advisory or oversight boards at Stanford University or are otherwise employed part-time by Stanford University.

•

The donations from Oracle were made directly to Stanford Hospital and Clinics and did not go to any other Stanford academic department or institution. Further, the donations fall within NYSE prescribed limits and guidelines.

The independent members of our Board held an executive session following each of the regularly scheduled Board meetings, for a total of four meetings in fiscal 2014.

The F&A Committee has adopted a requirement that if an F&A Committee member wishes to serve on more than three audit committees of public companies, the member must obtain the approval of the F&A Committee, which shall determine whether the director’s proposed service on the other audit committee(s) will detract from his/her performance on our F&A Committee.

Nomination of Directors

In general, nominations for the election of directors may be made by (1) the Board or the Governance Committee or (2) any stockholder entitled to vote who has delivered written notice to our Corporate Secretary no later than the notice deadline set forth in our bylaws and has complied with the notice procedures set forth in our bylaws. Stockholders may also submit recommendations for director candidates to the Governance Committee for its consideration for nomination as described below.

Nomination and Governance Committee and Corporate Governance Guidelines

The Governance Committee monitors corporate governance matters and considers and recommends qualified candidates for election as directors of Oracle. The Corporate Governance Guidelines set forth the Governance Committee’s policy regarding the consideration of all properly submitted stockholder candidates for membership on the Board as well as candidates submitted by current Board members and others. The Guidelines are posted on our website at www.oracle.com/goto/corpgov.

Any stockholder wishing to submit a candidate for consideration for nomination by the Governance Committee must provide a written notice recommending the candidate for election at the next Annual Meeting of Stockholders to Dorian Daley, Senior Vice President, General Counsel & Secretary at 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or by email (Corporate_Secretary@oracle.com) or fax (1-650-506-3055), in each case with a confirmation copy sent by mail. The written notice must include the candidate’s name, biographical data and qualifications and a written consent from the candidate agreeing to be named as a nominee and to serve as a director if nominated and elected. By following these procedures, a stockholder will ensure consideration of a submitted candidate by the Governance Committee. However, there is no guarantee that the candidate will be nominated. Any stockholder seeking to nominate one or more directors must comply with applicable bylaw procedures, which are described below under “Stockholder Nominations and Bylaw Procedures.” The deadlines to submit director candidates for the Governance Committee’s consideration are the same as the deadlines for nominating directors in our bylaws.

Our Corporate Governance Guidelines contain Board membership qualifications that apply to Board nominees recommended by the Governance Committee. The Governance Committee strives for a mix of skills, experience and perspectives that will help create an outstanding, dynamic and effective Board to represent the interests of the stockholders. In selecting nominees, the Governance Committee assesses the independence, character and acumen of candidates and endeavors to collectively establish a number of areas of core competency of the Board. For additional details regarding Board qualifications and the specific experiences, qualifications and skills of each of our director nominees, see “Board of Directors—Nominees for Directors” included elsewhere in this proxy statement.

Potential candidates for directors are generally suggested to the Governance Committee by current Board members and stockholders and are evaluated at meetings of the Governance Committee. In evaluating such candidates, every effort is made to complement and strengthen skills within the existing Board. The Governance Committee seeks Board endorsement of the final candidates recommended by the Governance Committee. The same identifying and evaluating procedures apply to all candidates for director, whether submitted by stockholders or otherwise.

Stockholder Nominations and Bylaw Procedures

Our bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the Board. Our bylaws are posted on our website at www.oracle.com/goto/corpgov.

To nominate a person for election to the Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such notice must also contain information specified in the bylaws as to the director nominee, information about the stockholder making the nomination and the beneficial owner, if any, on behalf of whom the nomination is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee.

Deadlines to Submit Nominations

To nominate a person for election to the Board at our 2015 annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Secretary between May 26, 2015 and June 25, 2015. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting.

A stockholder may make nominations of persons for election to the Board at a special meeting if the stockholder delivers written notice to our Secretary not before the 120th day prior to such special meeting and not after the later of the 90th day prior to such special meeting or the 10th day following the announcement of the meeting date. At a special meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting pursuant to our notice of meeting.

Stockholder nominations must be addressed to Dorian Daley, Senior Vice President, General Counsel & Secretary and must be mailed to her at Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or sent by email (Corporate_Secretary@oracle.com) or faxed to her (1-650-506-3055), in each case with a confirmation copy sent by mail.

If the number of directors to be elected to the Board is increased and we do not make a public announcement specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s written notice of nominees for any new position will be considered timely if it is delivered to our Corporate Secretary by the 10th day following the announcement.

Communications with the Board

Any person wishing to communicate with any of our directors, including our independent directors, regarding Oracle may write to the director, c/o the Secretary of Oracle at 500 Oracle Parkway, Mailstop 5op7, Redwood City,

California 94065, or may send an email to Corporate_Secretary@oracle.com, or fax the communication to 1-650-506-3055. The Secretary will forward these communications directly to the director(s) specified or, if none is specified, to the Chairman of the Board.

Employee Matters

Code of Conduct. In 1995, we adopted a Code of Ethics and Business Conduct (the “Code of Conduct”). We require all employees, including our senior officers and our employee directors, to read and to adhere to the Code of Conduct in discharging their work-related responsibilities. Our Compliance and Ethics Program involves the administration of training regarding and enforcement of the Code of Conduct and is under the direction of our Chief Compliance and Ethics Officer. We have also appointed Regional Compliance and Ethics Officers to oversee the application of the Code of Conduct in each of our geographic regions. We provide mandatory web-based general training with respect to the Code of Conduct, and we also provide additional live and web-based training on specific aspects of the Code of Conduct from time to time to certain employees. Employees are expected to report any conduct they believe in good faith to be a violation of the Code of Conduct. The Code of Conduct is posted on, and we intend to disclose any future amendments to or waivers granted to our executive officers from a provision to the Code of Conduct on, our website at www.oracle.com/goto/corpgov.

Compliance and Ethics Reports. With oversight from the F&A Committee, we have established several different reporting channels employees may use to seek guidance or submit reports concerning compliance and ethics matters, including accounting, internal controls and auditing matters. These reporting channels include Oracle’s Integrity Helpline, which may be accessed either over the phone or by way of a secure Internet site. Employees may contact the helpline 24 hours a day, seven days a week. Interpreters are provided to helpline callers who want to communicate in languages other than English, and employees using the online system may file a report in the language of their choice. Employees who contact the helpline, whether over the phone or online, generally may choose to remain anonymous. Certain countries other than the United States, however, limit or prohibit anonymous reporting; employees who identify themselves as being from an affected country are alerted if special reporting rules apply to them.

Supplemental Conflict of Interest Policy for Senior Officers. Our Supplemental Conflict of Interest Policy for Senior Officers (the “Conflict of Interest Policy”), which supplements the Code of Conduct applicable to all employees, addresses several potential conflict of interest issues and requires prompt and annual disclosure to an executive, an executive committee or the Independence Committee, as applicable, of actual or potential conflicts of interest with respect to financial interests and corporate opportunities involving senior officers and their related persons. A financial interest involves (a) an existing or potential significant investment in any entity with which we have, or are negotiating, a material transaction or arrangement and (b) any existing or potential compensation arrangement or right with such entity.

Each person subject to the policy must report any actual or potential conflict of interest that he or she believes has gone unreported. The executive or committee to whom any such disclosure is made will decide if the disclosed facts constitute an actual conflict of interest. If such person or committee determines that a conflict of interest exists, such person or committee can determine whether we will enter into the transaction or arrangement in issue or, in the case of a corporate opportunity, the transaction or arrangement will remain available for us to pursue. Each senior officer and director must annually confirm in writing that such person has read this policy and is in compliance with it.

The Conflict of Interest Policy is posted on, and we intend to disclose any future amendments to or waivers granted to our executive officers from a provision of the Conflict of Interest Policy on, our website at www.oracle.com/goto/corpgov.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 8, 2014, the record date, with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each director or nominee; (iii) each executive officer named in the Summary Compensation Table; and (iv) all current executive officers and directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Lawrence J. Ellison (2)	1,155,934,580	26%
500 Oracle Parkway, Redwood City, CA 94065
Jeffrey S. Berg (3)	509,793	*
H. Raymond Bingham (4)	305,000	*
Michael J. Boskin (5)	471,250	*
Safra A. Catz (6)	30,512,535	*
Bruce R. Chizen (7)	275,937	*
George H. Conrades (8)	227,500	*
John F. Fowler (9)	3,060,882	*
Hector Garcia-Molina (10)	296,250	*
Jeffrey O. Henley (11)	5,034,516	*
Mark V. Hurd (12)	12,901,000	*
Thomas Kurian (13)	5,983,589	*
Naomi O. Seligman (14)	291,145	*

All current executive officers and directors as a group (15 persons) (15)	1,217,447,727	27%

*	Less than 1%

(1)	Unless otherwise indicated below, each stockholder listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, if applicable.

(2)

Includes 42,300,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date and 250,000,000 shares pledged as collateral to secure certain personal indebtedness, including various lines of credit.

(3)	Includes 412,500 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(4)	Includes 305,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(5)	Includes 466,250 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(6)	Includes 30,500,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(7)

Includes 5,000 shares held in trust for the benefit of Mr. Chizen and his spouse and 270,937 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(8)	Includes 217,500 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(9)	Includes 3,040,895 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(10)	Includes 291,250 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(11)

Includes 1,826,519 shares held in trust for the benefit of Mr. Henley and his spouse, 31,000 shares held in trust for the benefit of Mr. Henley’s children, 76,997 held by the J&J Family Foundation and 3,100,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(12)	Includes 12,900,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(13)	Includes 5,950,000 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(14)

Includes 7,397 shares owned by Ms. Seligman’s spouse of which she disclaims beneficial ownership. Includes 277,500 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date.

(15)

Includes all shares described in the notes above. Also includes (a) 12,500 additional shares beneficially owned, and (b) 1,631,250 shares subject to currently exercisable stock options or stock options exercisable within 60 days of the record date, in each case held by executive officers who are not named in the table.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information on our executive compensation program and our compensation philosophy for our “named executive officers,” or “NEOs,” who in fiscal 2014 were Lawrence J. Ellison, Chief Executive Officer (“CEO”); Safra A. Catz, President and Chief Financial Officer (“CFO”); Mark V. Hurd, President; Thomas Kurian, Executive Vice President, Product Development; and John F. Fowler, Executive Vice President, Systems.

Executive Summary

After the 2013 Annual Meeting of Stockholders, the Compensation Committee engaged in a series of discussions and deliberations about our compensation philosophy and possible design alternatives for our executive compensation program. While reaffirming Oracle’s fundamental principle of clearly linking executive compensation to Oracle’s financial performance and long-term stock price, the Compensation Committee redesigned certain aspects of the long-term equity incentive program for our named executive officers. The 2013 Annual Meeting of Stockholders occurred in October 2013, which was after the fiscal 2014 stock option awards were granted in July 2013. The Committee therefore focused on Oracle’s fiscal 2015 equity awards which were granted in July 2014. Oracle’s fiscal year 2014 started on June 1, 2013 and ended on May 31, 2014.

In September 2014, the Board of Directors appointed Mr. Ellison as Executive Chairman of the Board and Chief Technology Officer. Simultaneously, each of Ms. Catz and Mr. Hurd was appointed to the position of Chief Executive Officer. In connection with these changes, the Compensation Committee cancelled a portion of Mr. Ellison’s fiscal year 2015 equity award and made a one-time special fiscal 2015 equity award grant to each of Ms. Catz and Mr. Hurd in light of their appointments.

Fiscal 2014

Consistent with prior years, our executive compensation program in fiscal 2014 comprised the following three principal pay components:

1.	Salaries which were fixed at levels that provided a baseline amount of compensation.

➢

As in prior years, Mr. Ellison received only a token base salary of $1.00. Thus, consistent with our compensation philosophy, his compensation was otherwise completely at-risk, underscoring our commitment to paying for performance.

2.	Annual performance-based cash bonuses for Mr. Ellison, Ms. Catz and Mr. Hurd which were tied to our ability to grow Oracle’s non-GAAP pre-tax profits year-over-year.

➢

Although Oracle’s fiscal 2014 non-GAAP pre-tax profits were approximately $17.1 billion, the year-over-year growth did not meet our internal expectations. Consequently, Mr. Ellison, Ms. Catz and Mr. Hurd each received fiscal 2014 bonuses that were 16% of target (approximately $741,000 for Mr. Ellison and approximately $456,000 for Ms. Catz and Mr. Hurd).

3.

Long-term, results-aligned incentive compensation which consisted exclusively of stock options. Mr. Ellison received a stock option grant for 7 million shares, and Ms. Catz and Mr. Hurd each received a stock option grant for 5 million shares.

Significant Changes for Fiscal 2015

For fiscal 2015, the Compensation Committee made significant changes to our long-term incentive compensation program for our named executive officers to further its objective of aligning their compensation opportunities with Oracle’s long-term financial performance.

In addition during fiscal 2015, the Board of Directors appointed Mr. Ellison as Executive Chairman of the Board and Chief Technology Officer. Simultaneously, each of Ms. Catz and Mr. Hurd was appointed to the position of Chief Executive Officer. In connection with these management changes, the Compensation Committee cancelled a portion of Mr. Ellison’s fiscal 2015 equity awards. The Compensation Committee also made one-time special fiscal 2015 equity award grants to each of Ms. Catz and Mr. Hurd in connection with their appointments.

The Compensation Committee made the following specific changes to the equity awards granted to our named executive officers in fiscal 2015:

•

We Reduced the Number of Shares subject to the Stock Option Granted in Fiscal 2015 to Mr. Ellison. The Compensation Committee reduced the number of shares subject to the stock option grant to Mr. Ellison from a stock option for 7 million shares granted in fiscal 2014 to a stock option for 3 million shares granted in fiscal 2015 (in July 2014). In connection with the change in his position to Executive Chairman of the Board and Chief Technology Officer, the Compensation Committee cancelled a portion of this fiscal 2015 option grant. As a result, his fiscal 2015 option grant is for 2.25 million shares.

•

We Reduced the Number of Shares subject to the Stock Options Granted in Fiscal 2015 to Ms. Catz and Mr. Hurd. The Compensation Committee reduced the aggregate number of shares subject to the stock option grants to each of Ms. Catz and Mr. Hurd from a stock option for 5 million shares in fiscal 2014 to a stock option for 2.75 million shares in fiscal 2015 (which includes a special one-time stock option award for 500,000 shares each in connection with their appointment to CEO).

•

We Introduced Performance Stock Units. The Compensation Committee also granted fiscal 2015 equity awards to our named executive officers in the form of performance stock units (“Performance Stock Units”). The Compensation Committee granted a target award of 750,000 Performance Stock Units to Mr. Ellison in fiscal 2015, which was reduced to 562,500 Performance Stock Units as a result of the management change in September 2014. In July 2014, the Compensation Committee granted a target award of 562,500 Performance Stock Units to each of Ms. Catz and Mr. Hurd. Furthermore, the Compensation Committee approved a one-time special target award of 125,000 Performance Stock Units to each of Ms. Catz and Mr. Hurd in connection with their respective appointments to Chief Executive Officer, for an aggregate target of for each of 687,500 Performance Stock Units in fiscal 2015.

•

Performance Stock Units Are Subject to Performance Measures Tailored to Business Responsibilities. For Mr. Ellison, Ms. Catz and Mr. Hurd, the Performance Stock Unit payouts are based on Oracle’s revenue growth and operating cash flow growth as compared against the performance of a select group of companies against which we compete and/or our investors compare us to: International Business Machines, Hewlett-Packard, Cisco Systems, EMC, SAP, salesforce.com and Workday. For our other named executive officers, Mr. Kurian and Mr. Fowler, the Performance Stock Unit payouts are based on the achievement of revenue growth for certain strategic lines of business they oversee. The performance metrics used for the Performance Stock Units are different from the metrics used in Oracle’s Executive Bonus Plan.

•

Depending on Each Named Executive Officer’s Position, Performance Stock Units Are Earned Based on Relative or Absolute Performance. Mr. Ellison, Ms. Catz and Mr. Hurd will earn between 0%—150% of the number of his/her target award of Performance Stock Units based on Oracle’s financial performance relative to the performance of the previously-identified comparator group. Mr. Kurian and Mr. Fowler will earn between 0%—110% of the number of their target award of Performance Stock Units based on the growth in revenues of certain strategic lines of business they oversee.

The Compensation Committee believes that these long-term incentive compensation opportunities are consistent with our “results-aligned” compensation philosophy and properly incentivize our senior executives to drive growth for the benefit of all of our stockholders.

For a detailed description of the Performance Stock Unit awards granted to our named executive officers for fiscal 2015, see page 35 of this proxy statement.

We believe that our approach to executive compensation both in fiscal 2014 and fiscal 2015 are in the best interests of Oracle and our stockholders for the following reasons:

1.	Direct link between tangible financial results and executive compensation.

Oracle’s total stockholder return has performed well in recent years. Our stockholders have experienced significant upside in their investments in Oracle common stock, and our named executive officers have realized significant value from their equity awards during this period. The following graph compares the cumulative total stockholder return on Oracle common stock with the cumulative total return of the Standard & Poor’s 500 Index and the Standard & Poor’s Information Technology Index for each of the last five fiscal years for the period ended May 31, 2014, assuming an investment of $100 at the beginning of such period and the reinvestment of any dividends.

*$100 INVESTED ON MAY 31, 2009 IN STOCK OR

INDEX-INCLUDING REINVESTMENT OF DIVIDENDS

	5/09	5/10	5/11	5/12	5/13	5/14
Oracle Corporation	100.00	116.22	177.51	138.42	178.36	224.91
S&P 500 Index	100.00	120.99	152.39	151.76	193.15	232.64
S&P Information Technology Index	100.00	128.47	155.62	167.40	192.71	238.76

Fiscal 2014 Financial Highlights

Oracle recorded very good financial results in fiscal 2014 relative to other global technology companies despite a challenging global economic and information technology spending environment. The following chart summarizes key financial results for fiscal 2014 as compared to fiscal 2013, calculated in accordance with U.S. generally accepted accounting principles (GAAP) (in billions, except per share data and percentages).

	Fiscal 2014 ($)	Fiscal 2013 ($)	Change (%)
Total Revenues	38.3	37.2	3
Software and Cloud Revenues	29.2	27.9	5
Hardware Systems Revenues	5.37	5.35	0
Operating Income	14.8	14.7	1
Net Income	11.0	10.9	1
Diluted Earnings Per Share	2.38	2.26	5
Stock Price Per Share at Fiscal Year End	42.02	33.78	24

2.	Strong pay-for-performance alignment.

Reflecting our compensation philosophy, our executive compensation program is designed to be “results-aligned.” We believe that when Oracle achieves a higher level of financial performance and a higher stock price over a sustained period of time, our named executive officers should be well compensated. As a result, when our stockholders are rewarded, our named executive officers are also rewarded. Similarly, when Oracle’s performance does not achieve these results, our named executive officers should receive much lower compensation and realize less value from their equity compensation.

3.	Emphasis on variable, “at risk” compensation.

As a result of our executive compensation philosophy, in fiscal 2014, an average of 97% of the total direct compensation opportunity of our named executive officers was delivered in the form of performance-based compensation (that is, an annual performance-based cash bonus opportunity and equity compensation).

Other Compensation Policies and Practices

We have implemented the following important compensation policies and practices to ensure that our executive compensation program achieves our objectives consistent with sound corporate governance:

•

Stockholder Outreach by our Compensation and Governance Committees: Members of the Compensation Committee and Governance Committee meet with our institutional stockholders from time to time to receive feedback regarding compensation and corporate governance matters. We believe we have established an effective means for our stockholders to communicate with our directors.

•

Low Dilution Rates from Equity Awards: We recognize that employee equity awards dilute the holdings of our stockholders. Both the Compensation Committee and the Finance and Audit Committee regularly review our long-term incentive compensation program to ensure that we balance the goal of compensating and motivating our employees with our stockholders’ interest in limiting dilution from equity awards. As of May 31, 2014, our cumulative potential dilution since June 1, 2011 has been a weighted average annualized rate of 2.3% per year, which was significantly lower than the rates of the companies in our compensation peer group.

•

Compensation Recovery (“Clawback”) Policy: We have adopted a clawback policy for our executive officers which provides that if Oracle restates its reported financial results, we will seek to recover or cancel any cash bonuses paid which were awarded as a result of achieving financial performance goals that are not met under the restated financial results.

•

Stock Ownership Guidelines: We endeavor to closely align the interests of our senior executives with the interests of our stockholders during good and bad economic times through our Stock Ownership Guidelines which outline the number of shares of Oracle common stock that senior executives must own. For details, please see “Other Compensation Policies—Stock Ownership Guidelines” below.

•

Independent Compensation Committee and Compensation Consultant: The Compensation Committee is comprised solely of independent directors. The Compensation Committee recognizes that it is essential to receive objective advice from its external advisors. Consequently, the Compensation Committee is solely responsible for retaining and terminating its current compensation consultant, Compensia, Inc., which reports directly to the Compensation Committee and did not provide any other services to Oracle during fiscal 2014.

We have not implemented the following practices because we do not believe they would serve our stockholders’ long-term interests.

•

Employment Agreements or Change-in-Control Agreements: Each of our named executive officers is employed “at will.” Further, none of our offer letters or any other agreements with our named executive officers provides for termination, severance or change-in-control payments or benefits (other than potential “double-trigger” acceleration of vesting of outstanding and unvested equity awards under our broad-based equity plan, which is a benefit provided to all employees who participate in the plan).

•	Repricing of “Underwater” Stock Options: We do not reprice or exchange “underwater” stock options, and our stock option plan requires stockholder approval to reprice stock options.

•

Speculative Transactions: We prohibit our executive officers and directors from entering into speculative transactions in Oracle securities, such as short sales, put options, call options, straddles and other similar types of transactions. Please see “Share Pledging and Our Prohibition on Speculative Transactions” on page 21 of this proxy statement for a more detailed discussion.

2013 Stockholder Advisory Vote on Executive Compensation

At the 2013 Annual Meeting of Stockholders, we conducted our annual advisory vote on the fiscal 2013 compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). The compensation of our named executive officers received support from approximately 43% of the votes cast on the Say-on-Pay proposal.

Objectives of our Compensation Program

The objectives of our executive compensation program are to attract and retain highly talented and productive executive officers; provide incentives for their superior performance; and align the interests of our executive officers with those of our stockholders.

The Compensation Committee believes we employ some of the most talented senior executives of any company in the world. Given the strength of our named executive officer group, the Compensation Committee believes that it is critical that they receive total compensation opportunities that reflect their individual skills and experience and that are commensurate with the management of an organization of Oracle’s size, scope, and complexity. Further, our Compensation Committee believes that it is critical that Oracle retain this talent and keep these individuals properly motivated. Further, while retention and proper incentives are critical, the Compensation Committee also believes that it is important that the amounts our named executive officers are actually paid are aligned with the investment gains or losses of Oracle’s stockholders. So while our named executive officers’ total compensation opportunities may be among the highest in our industry sector, the pay amounts they ultimately realize are primarily contingent on their ability to achieve our primary business objectives.

Within Oracle, executive compensation is weighted most heavily towards our most senior executive officers because they have the greatest impact on our business and financial results.

Elements of Our Compensation Program: Why We Chose Each and How Each Was Related to Our Objectives

In fiscal 2014, our executive compensation program consisted of the following three principal elements: (1) long-term incentive compensation in the form of stock options; (2) an annual performance-based cash bonus; and (3) base salary.

In fiscal 2015, we redesigned our long-term incentive compensation awards to our named executive officers to include performance stock unit awards.

The purpose of each of these compensation elements is summarized in the following table and described in more detail below.

Relationship to Compensation Objectives
Compensation Element	Designed to Reward
Long-Term Incentive Compensation—Stock Options and Performance Stock Units	Success in achieving sustainable long-term results

Align the named executive officers’ interests with long-term stockholder interests to increase overall stockholder value

Motivate and reward named executive officers for achieving annual financial performance goals and long-term results

Retain named executive officers in an increasingly competitive market for talent

Annual Performance-Based Cash Bonus	Success in achieving annual results	Motivate and reward named executive officers to achieve or exceed annual financial performance goals

Base Salary	Experience, knowledge of the industry, duties and scope of responsibility	Provide a minimum, fixed level of cash compensation to attract and retain talented named executive officers who can successfully design and execute our business strategy

We weight our compensation mix to encourage our named executive officers to make appropriate decisions that are consistent with our business strategy of constantly improving our performance and building long-term stockholder value. At the same time, we are mindful of the possibility that some behaviors may be inconsistent with our business objectives and overall corporate responsibilities and, therefore, we continuously strive to effectively monitor and manage these decisions. As part of its annual compensation-related risk review, the Compensation Committee considered, among others, the following factors which mitigate incentives for our executive officers to take inappropriate risks:

•

Stock options granted to our named executive officers vest 25% each year over a period of four years. The Performance Stock Unit awards, to the extent earned, vest over a four-year performance period. Consequently, our named executive officers only realize value from their equity awards through long-term appreciation of our stock price, which mitigates excessive short-term risk taking.

•

All annual performance-based cash bonuses are subject to a specified cap and may be decreased in the Compensation Committee’s sole discretion, which protects against a named executive officer receiving a windfall or disproportionately large bonus relative to the Compensation Committee’s assessment of our actual financial performance.

•

We have adopted a clawback policy that allows us to recover or cancel any cash bonuses paid which were awarded as a result of achieving financial performance goals that are not met under the restated financial results.

•

The financial measure used in the Executive Bonus Plan (as defined below) for each of our named executive officers, other than Mr. Fowler, is year-over-year growth in Oracle’s non-GAAP pre-tax profits, as defined below. This measure is regularly used by our management to understand, manage and evaluate our business and make operating decisions. Using this measure for the annual performance-based cash bonus opportunities further aligns our named executive officers’ interests with our business goals.

•

Each of our named executive officers is subject to stock ownership requirements as described below under “Other Compensation Policies—Stock Ownership Guidelines.” As a result of these requirements, our named executive officers would experience significant lost value in their holdings of Oracle common stock and potentially all of the value of their Oracle stock options if our stock price suffered an extended decline due to inappropriate or unnecessary risk taking.

Long-Term Incentive Compensation—Equity Awards

Our philosophy with regard to granting long-term incentive compensation is to:

•	be sensitive to and focus on the overall number and value of shares of Oracle common stock underlying the equity awards being granted;

•

grant equity awards to a relatively small number of employees, with a focus on our engineers, developers and senior executives, and make the largest awards to our top performers and individuals with the greatest responsibilities because they have the potential and ability to contribute the most to the success of our business; and

•	effectively manage the overall net dilution resulting from our use of equity as a compensation tool.

As of May 31, 2014, our cumulative potential dilution since June 1, 2011 has been a weighted average annualized rate of 2.3% per year, which was significantly lower than the dilution at the companies in our peer group against which we compare our executive compensation.

In fiscal 2014, our long-term incentive compensation program for our named executive officers consisted exclusively of stock options. Stock options give the recipients the right to purchase at a specified price (that is, the market price of Oracle common stock on the date when the stock option was granted) a specified number of shares of Oracle common stock for a specified period of time (generally, ten years). A named executive officer can exercise this right for the remainder of this specified period of time as the stock options vest (that is, become exercisable) over four years.

The Compensation Committee believes stock options are one of the most effective types of equity award and that they provide one of the best performance incentives because our named executive officers derive value from their stock option awards only if our stock price increases (which benefits all stockholders); and the named executive officers remain employed with us beyond the date that their stock options vest.

Fiscal 2015 Equity Awards

As described in the “Executive Summary” above, and consistent with our “results-aligned” compensation philosophy, the Compensation Committee made significant changes to the long-term incentive compensation program for fiscal 2015 for our named executive officers, providing that their annual equity awards will be delivered in the form of stock options and performance stock units (“Performance Stock Units”). The Compensation Committee believes that these awards—which are designed to reward outstanding performance as measured against our long-term financial results—will further incentivize our executives to achieve our business objectives in order to drive increases in the market price of our common stock benefiting our stockholders as well as our named executive officers.

Performance Stock Unit Award Design

The Compensation Committee tailored the Performance Stock Units to the specific roles and responsibilities of each of our named executive officers. Accordingly, with respect to Mr. Ellison, Ms. Catz and Mr. Hurd, their Performance Stock Units are based half on our performance as measured against a relative revenue growth metric and half on our performance as measured against a relative operating cash flow metric. With respect to Messrs. Kurian and Fowler, their Performance Stock Units are subject to a revenue growth measure based on certain strategic lines of business for which they have primary managerial responsibility.

Mr. Ellison, Ms. Catz and Mr. Hurd

For Mr. Ellison, Ms. Catz and Mr. Hurd, the Performance Stock Units are measured using two performance metrics:

•	one-half (1/2) of the number of target Performance Stock Units are tied to relative growth in total consolidated revenues on a U.S. GAAP basis, and

•	one-half (1/2) of the number of target Performance Stock Units are tied to relative growth in total consolidated net cash provided by operating activities on a U.S. GAAP basis.

The potential Performance Stock Unit award payouts are calculated each year over a four-year period and are based on Oracle’s performance with respect to these two metrics as compared against the weighted average performance for the same metrics of the following seven companies which we believe represent some of our main competitors as well as companies that our investors most often compare us to: Cisco Systems, Inc., EMC Corporation, Hewlett-Packard Company, International Business Machines Corporation, salesforce.com, Inc., SAP AG and Workday, Inc. (collectively, the “Performance Stock Unit Peer Group”).

The key features of the Performance Stock Units for Mr. Ellison, Ms. Catz and Mr. Hurd are:

•	there is no minimum payout for the number of Performance Stock Units that may be earned, so there are no guarantees on what can be earned;

•	the number of Performance Stock Units that may be earned are capped or have a maximum payout of 150%, so the upside is limited;

•

if Oracle’s growth exceeds the weighted average revenue growth of the Performance Stock Unit Peer Group but is a negative number, the most that may be earned is 100% of the target number of Performance Stock Units; and

•

if Oracle’s growth is one of the two lowest percentage growth amounts among the Performance Stock Unit Peer Group with each company’s growth measured separately and ranked from largest to smallest, they will receive none (0%) of the target number of Performance Stock Units.

Other Named Executive Officers

For our other named executive officers, Messrs. Kurian and Fowler, the Performance Stock Units are to be earned based on a revenue growth metric linked to certain strategic lines of business for which such named executive officer has responsibility and oversight. Mr. Kurian’s Performance Stock Units will be earned based on the year-over-year growth in Oracle’s total revenues for its Cloud Software-as-a-Service (SaaS) and Platform-as-a-Service

(PaaS) offerings on a U.S. GAAP basis. Mr. Fowler’s Performance Stock Units will be earned based on the year-over-year growth in Oracle’s total revenues for its Engineered Systems and Storage products on a U.S. GAAP basis. The potential Performance Stock Unit award payouts are calculated each year over a four-year period.

Equity Award Decisions

The Compensation Committee granted the annual equity awards for fiscal 2015 to our named executive officers on July 24, 2014. The Compensation Committee reduced the size of the stock option award to Mr. Ellison from a stock option for 7 million shares in fiscal 2014 to a stock option for 3 million shares in fiscal 2015, and the Compensation Committee reduced the size of the stock option award to each of our Presidents from a stock option for 5 million shares in fiscal 2014 to a stock option for 2.25 million shares in fiscal 2015.

On July 24, 2014, the Compensation Committee granted a target award of 750,000 Performance Stock Units to Mr. Ellison and a target award of 562,500 Performance Stock Units to each of Ms. Catz and Mr. Hurd, a target award of 500,000 Performance Stock Units to Mr. Kurian, and a target award of 250,000 Performance Stock Units to Mr. Fowler. Note that the actual number of shares of Oracle common stock that may be earned under their Performance Stock Units may range from 0% to 150% for each of Mr. Ellison, Ms. Catz and Mr. Hurd, or from 0% to 110% for each of Mr. Kurian and Mr. Fowler of the target number of Performance Stock Units.

On September 17, 2014, the Board of Directors appointed Mr. Ellison as Executive Chairman of the Board and Chief Technology Officer. Simultaneously, each of Ms. Catz and Mr. Hurd was appointed to the position of Chief Executive Officer. In connection with these management changes, the Compensation Committee cancelled a portion of Mr. Ellison’s fiscal 2015 equity awards. Mr. Ellison’s stock option award was reduced by 750,000 shares from 3 million shares to 2.25 million shares, and his target award of 750,000 Performance Stock Units was reduced by 187,500 Performance Stock Units to a target award of 562,500 Performance Stock Units. The Compensation Committee also granted additional equity awards to Ms. Catz and Mr. Hurd in connection with their appointments. Each of Ms. Catz and Mr. Hurd was granted a special one-time stock option award for 500,000 shares so that the total number of shares subject to each of their fiscal 2015 stock options is 2.75 million shares. Further, the Compensation Committee granted to each of Ms. Catz and Mr. Hurd an additional target award of 125,000 Performance Stock Units for total awards to each of 687,500 Performance Stock Units granted in fiscal 2015.

To give our stockholders information about the changes to our fiscal 2015 equity compensation program, the following table shows the size (after the September 2014 management changes) and types of equity awards for the three most recent fiscal years. These numbers do not reflect amounts actually earned or realized but rather reflect the number of shares subject to stock options or the target number of Performance Stock Units.

Equity Awards to Named Executive Officers

Name	Fiscal Year	Number of Shares underlying Option Awards (#)	Performance Stock Units Target Number (#)
Lawrence J. Ellison	2015	2,250,000	562,500
	2014	7,000,000	—
	2013	7,000,000	—
Safra A. Catz	2015	2,750,000	687,500
	2014	5,000,000	—
	2013	5,000,000	—
Mark V. Hurd	2015	2,750,000	687,500
	2014	5,000,000	—
	2013	5,000,000	—
Thomas Kurian	2015	2,000,000	500,000
	2014	4,000,000	—
	2013	4,000,000	—
John F. Fowler	2015	1,000,000	250,000
	2014	2,000,000	—
	2013	2,000,000	—

The Compensation Committee determined each named executive officer’s target equity award opportunity (and, thus, the size of his or her stock option and Performance Stock Unit award) based on:

•	its application of our executive compensation philosophy,

•	its goal of providing an overall competitive equity award level, its subjective evaluation of the factors described on page 40 of this Compensation Discussion and Analysis,

•	the fiscal 2015 management changes described above, and,

•	in the case of each of our named executive officers other than himself, the recommendations of Mr. Ellison.

As noted, the Compensation Committee does not employ a pre-established formula by which it determines which of these factors is more or less important, and the specific factors used and their weighting may vary among individual named executive officers. When determining the size of the stock option and Performance Stock Unit awards, the Compensation Committee focused more on the number of shares of common stock subject to the awards and less on the grant date fair value amounts of the awards.

Annual Performance Cash Bonus under the Executive Bonus Plan

In 2010, our stockholders approved the Oracle Corporation Executive Bonus Plan (the “Executive Bonus Plan”). In accordance with the terms of the Executive Bonus Plan, each year the Compensation Committee assigns each participant a target award cash bonus opportunity and establishes the financial performance measure or measures and related target levels that must be achieved before an award actually will be paid to the participant for that year. The target cash bonus opportunity and financial formula selected for each named executive officer are intended to motivate them by rewarding them when our annual financial performance goals are met or exceeded.

Financial Measure: Growth in Non-GAAP Pre-Tax Profit

With the exception of Mr. Fowler (whose annual cash bonus arrangement is described below), the measure selected for determining each of our named executive officers’ bonus for fiscal 2014 was year-over-year growth in our non-GAAP pre-tax profit. For purposes of the Executive Bonus Plan, “non-GAAP pre-tax profit” is defined as our GAAP income before provision for income taxes for fiscal 2014, excluding our fiscal 2014 stock-based compensation expense, acquisition related and other expenses, restructuring expenses and amortization of intangible assets. This performance measure also included an adjustment to increase our GAAP income before provision for income taxes for the full amount of new software licenses and cloud software-as-a-service and platform-as-a-service revenues and support revenues recognized from acquired cloud software subscription contracts and support contracts, respectively, as if the acquired companies had remained independent entities during fiscal 2014. The Compensation Committee believed that growth in non-GAAP pre-tax profits is the most appropriate measure for the Executive Bonus Plan because it is the measure regularly used by our management internally to understand, manage and evaluate our business and make operating decisions.

The bonus formula for each named executive officer, other than Mr. Fowler, was calculated as follows and was subject to an individual bonus cap:

Growth in Non-GAAP Pre-Tax Profits from Fiscal 2013 to Fiscal 2014
Individual Bonus Percentage	X		=	Cash Bonus
Payout

If our non-GAAP pre-tax profits did not grow from fiscal 2013 to fiscal 2014, then our named executive officers whose bonuses were determined based upon the above pre-established formula would not have received any bonuses under the Executive Bonus Plan even if Oracle had been profitable for fiscal 2014. Further, even where our non-GAAP pre-tax profits grow from year-to-year, if Oracle does not meet our own internal profitability expectations for the fiscal year, the bonuses paid to our named executive officers are typically below their target award opportunities.

Between fiscal 2013 and fiscal 2014, our non-GAAP pre-tax profits grew by approximately $228 million, which did not meet our own internal expectations. Consequently and consistent with our results-aligned compensation philosophy, the bonus payouts of our named executive officers were well below their target amounts. As described in more detail below under “Determination of Executive Compensation Amounts for Fiscal 2014,” four of our five named executive officers received only 16% of their target cash bonus opportunities for fiscal 2014.

Mr. Fowler’s Target Cash Bonus Opportunity

Mr. Fowler is directly responsible for our hardware systems business. Consistent with our results-aligned compensation philosophy, we structured his target cash bonus opportunity on the operating results of the portion of the business that he manages. We believe the most important factor by which to measure his performance is the year-over-year improvement in hardware systems products revenues relative to his ability to manage effectively the growth in expenses of our hardware systems products development organization that he oversees. Mr. Fowler’s target cash bonus opportunity was based on a percentage of the amount by which hardware systems products revenues growth between fiscal 2013 and fiscal 2014 exceeded the expense growth of the organization between fiscal 2013 and fiscal 2014. As the growth in this profitability measure increased, Mr. Fowler’s bonus payout would increase.

In fiscal 2014, while our hardware systems business was profitable, the profitability of this business as we measure it did not grow from the prior fiscal year. Therefore for fiscal 2014, Mr. Fowler received no bonus payout ($0) under the Executive Bonus Plan.

We have not disclosed the specific formula or performance target for Mr. Fowler’s target cash bonus opportunity because we believe such disclosure would result in competitive harm to us. Mr. Fowler’s bonus formula includes, among other things, expense amounts for our hardware systems products development organization. We do not publicly disclose this information and, if disclosed, we believe such information would provide competitors and others with insights into our operational strengths and weaknesses that would be harmful to us.

Base Salary

Base salary represents the only fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline, minimum amount of annual compensation for our named executive officers. When setting base salary levels, the Compensation Committee considers the base salaries paid to named executive officers in comparable positions at the companies in our compensation peer group, Oracle’s performance and the individual executive officer’s performance.

Perquisites and Other Personal Benefits

Except as described below, in fiscal 2014 we provided our named executive officers with limited perquisites and other personal benefits, each of which the Compensation Committee believes are reasonable and in the best interests of Oracle and its stockholders. The amounts of all perquisites and other personal benefits provided to our named executive officers are reported in the All Other Compensation column of the Summary Compensation Table below.

Residential Security

Our Board of Directors has established a residential security program for the protection of Mr. Ellison requiring him to have a home security system at his primary residence, including security personnel. We require these security measures for Oracle’s benefit because of Mr. Ellison’s importance to Oracle, and we believe these security costs are appropriate and necessary business expenses. Mr. Ellison paid for the initial procurement, installation and maintenance of the equipment for this system, and we pay for the annual costs of security personnel. The Independence Committee reviews and approves the security personnel budget of this residential security program each year.

Aircraft Use

We allowed certain of our named executive officers to be accompanied by family members or other non-employees during business trips on which they use private aircraft leased by us from a company owned by Mr. Ellison on terms advantageous to Oracle (as further described under “Transactions with Related Persons—Purchases of Goods and Services” included elsewhere in this proxy statement). We lease the entire aircraft for business travel and are not charged for use of the aircraft based on the number of passengers. Therefore, we believe there is no aggregate incremental cost to Oracle as a result of the named executive officers being accompanied by family members when traveling on Oracle business. However, a portion of the aircraft leasing costs attributable to any non-business passengers cannot be deducted by Oracle for corporate income tax purposes. We have disclosed the amount of these incremental lost tax deductions for fiscal 2014 in the footnote accompanying the Summary Compensation Table below.

Pension Benefits or Supplemental Retirement Benefits

During fiscal 2014, other than the 401(k) Plan and our 1993 Deferred Compensation Plan (the “Deferred Cash Compensation Plan”), we did not provide any pension or retirement benefits to our named executive officers and do not believe that these types of benefits are necessary to further the objectives of our executive compensation program.

We offered the Deferred Compensation Plan to certain employees, including our named executive officers, pursuant to which participants may elect to defer a portion of their base salary and annual performance-based cash bonus. We offer these plans because we believe they are competitive elements of compensation for our named executive officers. For a description of our Deferred Compensation Plan, see “Non-qualified Deferred Compensation” below.

Severance and Change-in-Control Benefits

Each of our named executive officers is employed “at will.” None of our named executive officers has an employment agreement with Oracle that provides for payments or benefits in the event of a termination of employment or in connection with a change-in-control of Oracle.

If Oracle is acquired, equity awards held by all of our employees, including our named executive officers, under our Amended and Restated 2000 Long-Term Equity Incentive Plan will become fully vested only if the equity awards are not assumed or if the equity awards are assumed and the holder’s employment is terminated without cause within 12 months after the acquisition (a so-called “double trigger” arrangement). This vesting acceleration provision is provided to all employees who participate in the plan and is not subject to any other material conditions or obligations.

Determination of Executive Compensation Amounts for Fiscal 2014

Factors Used in Setting Fiscal 2014 Compensation for our named executive officers

The Compensation Committee approved the fiscal 2014 compensation for our named executive officers and determined that the amounts of fiscal 2014 compensation disclosed in this proxy statement were appropriate and necessary to reward, retain and motivate our named executive officers based on, among other factors, our executive compensation philosophy and its subjective evaluations of:

•	the potential future contributions the named executive officer can make to our success, such as in the critical role of executing our business and/or acquisition strategies;

•	our potential future financial performance in each of our named executive officer’s principal areas of responsibility and the degree to which we wish to incentivize him or her;

•	the named executive officer’s past performance;

•	the named executive officer’s experience and level of responsibility;

•	our retention objectives for the named executive officer;

•	the growing complexity of our business resulting in increased workloads and responsibilities for our named executive officers, particularly in light of our acquisition strategy;

•	the named executive officer’s expected progress toward goals within his or her area of responsibility;

•	the appropriate mix of compensation (i.e., short-term versus long-term, fixed versus variable) for the named executive officer; and

•	Mr. Ellison’s strong support for his executive team and his assessment of their potential for future contributions to Oracle.

The Compensation Committee does not have a set formula by which it determines which of these factors is more or less important, and the specific factors used and their weighting may vary among individual named executive officers.

Fiscal 2014 Compensation for Mr. Ellison, Chief Executive Officer

The Compensation Committee deliberated on and ultimately determined and approved Mr. Ellison’s compensation based on the collective subjective judgment of its members.

The Compensation Committee approved the following specific compensation amounts for Mr. Ellison in fiscal 2014 based on our executive compensation philosophy, with an emphasis on our objectives of retaining Mr. Ellison’s services and of providing incentives for superior performance. Mr. Ellison was not present when the Compensation Committee took or deliberated over the following actions:

•	A stock option to purchase 7 million shares of Oracle common stock granted on July 1, 2013, with an exercise price of $30.11 per share, vesting 25% each year over a period of four years.

•

A target cash bonus opportunity under the Executive Bonus Plan of $4.6 million, which was equal to 0.325% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year. Mr. Ellison’s multiplier was determined at the beginning of fiscal 2014 and remained the same percentage as it was in fiscal 2013. Given Oracle’s pay-for-performance philosophy and fiscal 2014 growth that did not meet Oracle’s own internal expectations, Mr. Ellison received a bonus payment of approximately $741,000.

•	Maintained his annual base salary at $1.

In setting Mr. Ellison’s target cash bonus opportunity and stock option award, the Compensation Committee determined that the compensation paid to Mr. Ellison should be greater than that paid to our other named executive officers because he is our CEO with overall responsibility for our business strategy, operations and corporate vision, and he is the company’s founder who has guided Oracle for more than 30 years and who the Compensation Committee believes is invaluable to our success going forward. While the Compensation Committee recognizes that Mr. Ellison has a significant equity interest in Oracle, it also believes his annual compensation package is consistent with his visionary drive and active role in our operations, technology, strategy and growth.

Other Named Executive Officers’ Fiscal 2014 Compensation

For fiscal 2014, Mr. Ellison provided the Compensation Committee with his recommendations with respect to the proposed compensation for our other named executive officers. The Compensation Committee reviewed and gave considerable weight to Mr. Ellison’s recommendations because of his direct knowledge of our other named executive officers’ performance and contributions. Nonetheless, the Compensation Committee ultimately used the collective subjective judgment of its members to determine the size of each stock option grant, the target cash bonus opportunities and base salaries for our other named executive officers.

Fiscal 2014 Compensation for Ms. Catz, President and Chief Financial Officer

For fiscal 2014, the Compensation Committee approved the following compensation for Ms. Catz:

•	A stock option to purchase 5 million shares of Oracle common stock granted on July 1, 2013, with an exercise price of $30.11 per share, vesting 25% each year over a period of four years.

•

A target cash bonus opportunity under the Executive Bonus Plan of $2.8 million, which was equal to 0.200% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year. Ms. Catz’s multiplier was determined at the beginning of fiscal 2014 and remained the same percentage as it was in fiscal 2013. Given Oracle’s pay-for-performance philosophy and fiscal 2014 growth that did not meet Oracle’s own internal expectations, Ms. Catz received a bonus payment of approximately $456,000.

•	An annual base salary of $950,000.

The Compensation Committee determined that Ms. Catz’s compensation should be higher than the compensation paid to the other named executive officers (other than Messrs. Ellison and Hurd) in recognition of her significant role and responsibilities with Oracle. As our President, Ms. Catz assists Mr. Ellison with setting our overall business and acquisition strategy and executes that strategy. In addition, as our Chief Financial Officer, Ms. Catz has oversight and responsibility for the accuracy and integrity of our financial results.

Fiscal 2014 Compensation for Mr. Hurd, President

For fiscal 2014, the Compensation Committee also approved the following compensation for Mr. Hurd:

•	A stock option to purchase 5 million shares of Oracle common stock granted on July 1, 2013, with an exercise price of $30.11 per share, vesting 25% each year over a period of four years.

•

A target cash bonus opportunity under the Executive Bonus Plan of $2.8 million, which was equal to 0.200% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year. Mr. Hurd’s multiplier was determined at the beginning of fiscal 2014 and remained the same percentage as it was in fiscal 2013. Given Oracle’s pay-for-performance philosophy and fiscal 2014 growth that did not meet Oracle’s own internal expectations, Mr. Hurd received a bonus payment of approximately $456,000.

•	An annual base salary of $950,000.

The Compensation Committee determined that Mr. Hurd’s compensation should be higher than the compensation paid to the other named executive officers (other than Mr. Ellison and Ms. Catz) in recognition of his significant role and responsibilities with Oracle. As our President, Mr. Hurd is responsible for worldwide sales and marketing, consulting, support and Oracle’s industry-specific global business units, and he acts as a primary contact for our customers.

Fiscal 2014 Compensation for Mr. Kurian, Executive Vice President, Product Development

For fiscal 2014, the Compensation Committee approved the following compensation for Mr. Kurian:

•	A stock option to purchase 4 million shares of Oracle common stock granted on July 1, 2013, with an exercise price of $30.11 per share, vesting 25% each year over a period of four years.

•

A target cash bonus opportunity under the Executive Bonus Plan of $2.8 million, which was equal to 0.200% multiplied by the growth in our non-GAAP pre-tax profits over the preceding fiscal year. Mr. Kurian’s multiplier was determined at the beginning of fiscal 2014 and remained the same percentage as it was in fiscal 2013. Given Oracle’s pay-for-performance philosophy and fiscal 2014 growth that did not meet Oracle’s own internal expectations, Mr. Kurian received a bonus payment of approximately $456,000.

•	An annual base salary of $800,000.

In addition to the factors described above, the Compensation Committee approved this compensation package based on its determination that Mr. Kurian makes significant and important contributions to Oracle’s overall software development and strategy, especially those related to our Fusion and Cloud products and services.

Fiscal 2014 Compensation for Mr. Fowler, Executive Vice President, Systems

For fiscal 2014, the Compensation Committee approved the following compensation for Mr. Fowler:

•	A stock option to purchase 2 million shares of Oracle common stock granted on July 1, 2013, with an exercise price of $30.11 per share, vesting 25% each year over a period of four years.

•

A target cash bonus opportunity under the Executive Bonus Plan of $1.4 million. In fiscal 2014, while our hardware systems business was profitable, the profitability of this business as we measure it did not grow from the prior fiscal year. Therefore, Mr. Fowler received no bonus payout ($0) for fiscal 2014.

•	An annual base salary of $700,000.

In addition to the factors described above, the Compensation Committee approved this compensation package based on its determination that Mr. Fowler makes significant and important contributions to Oracle’s overall hardware systems development and strategy, including our Oracle Engineered Systems products.

Other Factors in Setting Executive Compensation

Compensation Consultant

The Compensation Committee selected and directly engaged Compensia, Inc., a national compensation consulting firm, as its compensation advisor for fiscal 2014 to provide analysis and market data on executive and director compensation matters, both generally and within our industry. Compensia also assisted the Compensation Committee with the design of the new Performance Stock Unit program, with a comparison of our executive compensation policies and practices against a group of peer companies (as identified below) and with reviewing the annual risk assessment of our compensation policies and practices applicable to our named executive officers and other employees. Compensia did not determine or recommend any amounts or levels of our executive compensation for fiscal 2014.

The Compensation Committee recognizes that it is essential to receive objective advice from its external advisors. Consequently, the Compensation Committee is solely responsible for retaining and terminating Compensia, Compensia reports directly to the Compensation Committee and Compensia did not provide any other services to Oracle during fiscal 2014. Our CEO did not meet with representatives of Compensia nor did he consult with management’s outside compensation consultant on any of these executive compensation matters for fiscal 2014. The Compensation Committee has determined that the work resulting from Compensia’s engagement did not raise any conflicts of interest.

Peer Company Executive Compensation Comparison

While we set overall target compensation significantly above the average compensation level of the selected companies to which we annually compare our executive compensation program, achieving our target compensation levels requires successful performance by our named executive officers, both collectively and individually. While the Compensation Committee considers executive pay information drawn from a group of peer companies (as determined below) and from the Radford 2013 Executive Compensation Survey for comparative purposes when setting executive compensation levels at Oracle, it does not target total compensation or any individual compensation element at a specific level or attempt to attain a specified target percentile within the data drawn from the compensation peer group to determine executive compensation.

The Compensation Committee, in consultation with Compensia, annually establishes a group of peer companies, which are generally in the technology sector, for comparative purposes based on a number of factors, including:

•	their size and complexity;

•	their market capitalization;

•	their competition with us for talent;

•	the nature of their businesses;

•	the industries and regions in which they operate; and

•

the structure of their executive compensation programs (including the extent to which they rely on bonuses and other variable, performance-based compensation) and the availability of information about these programs.

For fiscal 2014, the companies comprising the compensation peer group consisted of:

Accenture plc	EMC Corporation	Microsoft Corporation
Amazon.com, Inc.	Google Inc.	QUALCOMM Incorporated
Apple Inc.	Hewlett-Packard Company	SAP AG
Cisco Systems, Inc.	Intel Corporation	Texas Instruments Incorporated
Dell Inc.	International Business Machines
eBay Inc.

Tax and Accounting Considerations

In evaluating potential compensation alternatives, the Compensation Committee considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers unless, among other things, such compensation is performance-based and has been approved by stockholders. Generally, we design our executive compensation program, including our Executive Bonus Plan and our stock option grants, to be eligible for deductibility to the extent permitted by Section 162(m) of the Code and the relevant income tax regulations. We may from time to time, however, pay compensation to our named executive officers that may not be deductible if the Compensation Committee believes that doing so is in the best interests of Oracle and our stockholders.

In fiscal 2014, the annual performance cash bonuses paid under the Executive Bonus Plan to our named executive officers and our stock option grants were structured with the intent that they qualify as “performance-based compensation” for purposes of Section 162(m) of the Code and we expect them to be fully deductible.

Accounting considerations also play a role in the design of our executive compensation program. Accounting rules require us to expense the grant date fair values of our equity awards (that is, the value of our equity awards based on U.S. GAAP), which reduces the amount of our reported profits. Because of this stock-based expensing and the impact of dilution to our stockholders, we closely monitor the number, share amounts and the fair values of the equity awards that are granted each year.

Other Compensation Policies

Stock Ownership Guidelines

As discussed in greater detail under the heading “Corporate Governance—Corporate Governance Guidelines—Stock Ownership Guidelines for Directors and Senior Officers” included elsewhere in this proxy statement, our executive officers are required to own and hold a specified number of shares of Oracle common stock. Under the Stock Ownership Guidelines, our named executive officers must own the following number of shares of Oracle common stock by 2016:

Title	Minimum Number of Shares
Chief Executive Officer	250,000
Presidents	100,000
Executive Vice Presidents who are Section 16 Officers	50,000
All other Section 16 Officers	10,000

The purpose of the Stock Ownership Guidelines is to more closely align the interests of our executive officers with the interests of our other stockholders through good and bad economic times. In addition, the Stock Ownership Guidelines are designed to strengthen the link between our long-term performance and executive compensation.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:	Bruce R. Chizen, Chair George H. Conrades Naomi O. Seligman

Dated: September 21, 2014

Summary Compensation Table

The following table provides summary information concerning cash, equity and other compensation awarded to, earned by, or paid to the following named executive officers:

(i)	Lawrence J. Ellison, Chief Executive Officer;
(ii)	Safra A. Catz, President and Chief Financial Officer; and
(iii)	Mark V. Hurd, President; Thomas Kurian, Executive Vice President, Product Development; and John F. Fowler, Executive Vice President, Systems.

Name and Principal Position (1)	Fiscal Year	Salary ($)	Bonus (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (4) ($)	Total (5) ($)
Lawrence J. Ellison	2014	1	—	64,979,600	741,384	1,540,266	67,261,251
Chief Executive Officer	2013	1	1,126	76,893,600	1,165,502	1,545,930	79,606,159
	2012	1	—	90,693,400	3,918,663	1,548,632	96,160,696
Safra A. Catz	2014	950,000	—	36,240,500	456,236	20,014	37,666,750
President and Chief Financial Officer	2013	950,000	—	42,620,500	717,232	20,105	44,307,837
	2012	950,000	—	48,315,500	2,411,485	18,757	51,695,742
Mark V. Hurd	2014	950,000	—	36,240,500	456,236	21,942	37,668,678
President	2013	950,000	—	42,620,500	717,232	22,074	44,309,806
	2012	950,000	—	48,315,500	2,411,485	20,638	51,697,623
Thomas Kurian	2014	800,000	—	25,444,000	456,236	12,499	26,712,735
Executive Vice President, Product Development	2013	800,000	—	30,106,000	717,232	12,480	31,635,712
	2012	800,000	—	33,190,000	2,110,049	11,835	36,111,884
John F. Fowler	2014	700,000	—	12,722,000	—	18,526	13,440,526
Executive Vice President, Systems	2013	700,000	—	15,053,000	—	19,439	15,772,439
	2012	700,000	—	16,595,000	—	18,173	17,313,173

(1)

The titles presented for each named executive officer are as of the end of fiscal year 2014. In September 2014, Mr. Ellison was appointed Executive Chairman and Chief Technology Officer and Ms. Catz and Mr. Hurd were each appointed Chief Executive Officer.

(2)	Mr. Ellison was a named inventor on two US patent applications and, pursuant to Oracle’s employee patent award program, received an aggregate payment of $1,126 as a patent award in fiscal year 2013.

(3)

As required by SEC rules, the amounts reported in this column represent the aggregate grant date fair value of the stock options granted during the relevant fiscal years computed in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). Please refer to “Compensation Discussion and Analysis—Long-term Incentive Compensation—Equity Awards” included elsewhere in this proxy statement for a discussion of these awards. For information on the valuation assumptions used in these computations, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2014.

(4)	For fiscal 2014, the amounts reported in this column include:

(a)

Company matching contributions under the 401(k) Plan of $5,100 for Messrs. Hurd and Fowler, and Ms. Catz. Similar to our other employees, named executive officers are eligible to participate in our 401(k) Plan and we match 50% of an eligible salary deferral up to the first 6% of such deferrals, not to exceed $5,100 in a calendar year and subject to a vesting schedule.

(b)

Flexible credits used toward cafeteria-style benefit plans, including life insurance and long-term disability benefits, in the amount of $5,939 for Mr. Ellison, $14,765 for Ms. Catz, $16,693 for Mr. Hurd, $12,350 for Mr. Kurian and $13,277 for Mr. Fowler.

(c)

Security-related costs and expenses of $1,530,610 for Mr. Ellison’s residence. Pursuant to a residential security program for Mr. Ellison, as described in “Compensation Discussion and Analysis—Elements of Our Compensation Program—Perquisites and Other Personal Benefits—Residential Security,” Mr. Ellison is required to have home security. We believe these security costs and expenses are appropriate business expenses.

(d)

We have hired legal counsel to assist our executives with complying with reporting obligations under applicable laws in connection with their personal political campaign contributions. In fiscal 2014, Mr. Ellison received $3,717 in services, and Ms. Catz, Mr. Hurd, Mr. Kurian and Mr. Fowler each received $149 in services.

(e)

The following may be deemed to be “personal benefits” for our named executive officers although there was no aggregate incremental cost to us during fiscal 2014: Mr. Ellison was accompanied by family members on an airplane leased by us for business trips. We lease the entire aircraft for business travel and are not charged for use of the aircraft based on the number of passengers. Therefore, we believe there is no aggregate incremental cost as a result of Mr. Ellison being accompanied by family members in fiscal 2014. However, in the interests of transparency, we estimate that this use resulted in a loss of a corporate income tax deduction in the amount of approximately $97,835 (which is not included in this column) for fiscal 2014.

(5)

Pursuant to SEC guidance, for purposes of determining our named executive officers, for fiscal 2013, the total amount reported in this column for each of Messrs. Ellison and Hurd, and Ms. Catz, includes the amount awarded under our Non-Equity Incentive Plan although each of these named executive officers declined and did not receive his or her award in fiscal 2013. Accordingly, the total compensation each of these named executive officers actually received in fiscal 2013 net of declined bonus was as follows:

(a)	Mr. Ellison—$78,440,657

(b)	Mr. Hurd—$43,592,574

(c)	Ms. Catz—$43,590,605

Equity Awards and Grant Administration

Our Board of Directors has designated the Compensation Committee as the administrator of the Long-Term Equity Incentive Plan and the Directors’ Stock Plan. The Compensation Committee, among other things, selects award recipients under the Long-Term Equity Incentive Plan, approves the form of grant agreements, determines the terms and restrictions applicable to the equity awards and adopts sub-plans for particular subsidiaries or locations.

We have a policy of generally granting equity awards on pre-established dates. The Compensation Committee holds regular meetings on a scheduled date each month to consider and approve equity award grants (other than the annual grants described below), including grants to new hires and promoted employees. The Board has also delegated to an executive officer committee the authority to approve grants of stock options to acquire up to 100,000 shares of our common stock to non-executive officers and employees. The Compensation Committee and F&A Committee also monitor the dilution and overhang effects of our outstanding equity awards in relation to the total number of outstanding shares of our common stock. We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on grant dates.

Because we believe equity awards are an important part of our compensation program, we also grant equity awards on an annual basis to key employees, including our executive officers. The Compensation Committee approves these annual grants during the ten business-day period following the second trading day after the announcement of our fiscal year-end earnings. We implemented this policy in an effort to make our annual grants during the time when potential material information regarding our financial performance is most likely to be available to our stockholders and the market.

Grants of Plan-Based Awards During Fiscal 2014

The following table shows equity and non-equity awards granted to our named executive officers during the fiscal year ended May 31, 2014. The equity awards identified in the table below are also reported in the Outstanding Equity Awards at 2014 Fiscal Year-End table.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Option Awards (3) ($)
		Threshold ($)	Target ($)	Maximum ($)
Lawrence J. Ellison	7/1/13	—	—	—	7,000,000	30.11	64,979,600
	—	—	4,621,279	9,242,558	—	—	—
Safra A. Catz	7/1/13	—	—	—	5,000,000	30.11	36,240,500
	—	—	2,843,864	5,687,728	—	—	—
Mark V. Hurd	7/1/13	—	—	—	5,000,000	30.11	36,240,500
	—	—	2,843,864	5,687,728	—	—	—
Thomas Kurian	7/1/13	—	—	—	4,000,000	30.11	25,444,000
	—	—	2,843,864	5,687,728	—	—	—
John F. Fowler	7/1/13	—	—	—	2,000,000	30.11	12,722,000
	—	—	1,391,915	2,783,830	—	—	—

(1)

The target and maximum plan award amounts reported in these columns are derived from our Executive Bonus Plan for fiscal 2014. The actual payout amounts for fiscal 2014 under the Executive Bonus Plan are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2)	The stock options reported in this column were granted under our Long-Term Equity Incentive Plan.

(3)

As required by SEC rules, the amounts reported in this column represent the aggregate grant date fair value of the stock options granted during fiscal 2014 computed in accordance with FASB ASC Topic 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). Please refer to “Compensation Discussion and Analysis—Long-term Incentive Compensation—Equity Awards” included elsewhere in this proxy statement for a discussion of these awards. For information on the valuation assumptions used in these computations, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End

Our equity incentive program for our named executive officers consisted exclusively of stock options through fiscal 2014. The following table provides information on the stock options of our named executive officers as of May 31, 2014. This table includes all outstanding, unexercised and unvested stock options. Each outstanding stock option is shown separately for each named executive officer.

		Option Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Lawrence J. Ellison	07/01/13	—	7,000,000	30.11	07/01/23
	07/05/12	1,750,000	5,250,000	29.72	07/05/22
	06/29/11	3,500,000	3,500,000	32.43	06/29/21
	07/01/10	5,250,000	1,750,000	21.55	07/01/20
	07/02/09	7,000,000	—	21.04	07/02/19
	07/03/08	7,000,000	—	20.73	07/03/18
	07/05/07	7,000,000	—	20.49	07/05/17
	07/06/06	3,800,000	—	14.57	07/06/16
Safra A. Catz	07/01/13	—	5,000,000	30.11	07/01/23
	07/05/12	1,250,000	3,750,000	29.72	07/05/22
	06/29/11	2,500,000	2,500,000	32.43	06/29/21
	07/01/10	3,750,000	1,250,000	21.55	07/01/20
	07/02/09	5,000,000	—	21.04	07/02/19
	07/03/08	5,000,000	—	20.73	07/03/18
	07/05/07	4,000,000	—	20.49	07/05/17
	07/06/06	4,000,000	—	14.57	07/06/16
Mark V. Hurd	07/01/13	—	5,000,000	30.11	07/01/23
	07/05/12	1,250,000	3,750,000	29.72	07/05/22
	06/29/11	2,500,000	2,500,000	32.43	06/29/21
	09/08/10	3,400,000	2,500,000	24.14	09/08/20
Thomas Kurian	07/01/13	—	4,000,000	30.11	07/01/23
	07/05/12	—	3,000,000	29.72	07/05/22
	06/29/11	—	2,000,000	32.43	06/29/21
	07/01/10	1,950,000	1,000,000	21.55	07/01/20
John F. Fowler	07/01/13	—	2,000,000	30.11	07/01/23
	07/05/12	500,000	1,500,000	29.72	07/05/22
	06/29/11	1,000,000	1,000,000	32.43	06/29/21
	03/04/10	590,000	—	24.76	03/04/20
	07/31/07	40,895	—	53.01	07/30/17
	07/27/06	48,112	—	44.28	07/26/14

(1)

Our equity incentive program for our named executive officers consisted exclusively of stock options through May 31, 2014. These stock options vest or vested 25% per year over four years on each anniversary of the date of grant except that the stock options of Mr. Fowler granted before 2010, which were granted originally by Sun Microsystems, Inc. (Sun) and assumed by Oracle upon its acquisition of Sun, vested 20% per year over five years on each anniversary date of the grant.

Option Exercises During Fiscal 2014

The following table sets forth information with respect to our named executive officers concerning the exercises of stock options during fiscal 2014.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)($)
Lawrence J. Ellison	3,200,000	73,984,000
Safra A. Catz	3,000,000	59,301,004
Mark V. Hurd	2,500,000	25,765,652
Thomas Kurian	6,000,000	64,658,738
John F. Fowler	750,000	12,227,850

(1)

The value realized on exercise is calculated as the difference between the market price of the shares of our common stock at the time of exercise and the applicable exercise price of those stock options.

Non-qualified Deferred Compensation

Employees (including our named executive officers) earning an annual base salary of $190,000 or more are eligible to enroll in our Deferred Compensation Plan. Under the Deferred Compensation Plan, employees may elect to defer annually the receipt of a portion of their compensation and thereby defer taxation of these deferred amounts until actual payment of the deferred amounts in future years. Participants may elect to defer base salary, bonus and commissions earned during a given year. The maximum amount of compensation permitted to be deferred is the amount remaining after all deductions for other benefits and taxes are first deducted from the gross payment. Participants may defer payment until age 59 1/2 or until termination of employment, subject to earlier payment in the event of a change-in-control of Oracle or death. Distributions may be made, at the participant’s option, in a lump sum payment or in installments over a period of five or ten years.

Participating employees may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments selected by them. Almost all of the investment options in our Deferred Compensation Plan are identical to the investment options in our 401(k) Plan.

The table below provides information on the non-qualified deferred compensation of our named executive officers in fiscal 2014.

Name	Executive Contributions in FY 2014 ($)	Registrant Contributions in FY 2014 ($)	Aggregate Earnings in FY 2014 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at FY 2014-end ($)
Lawrence J. Ellison	—	—	2,835,060	—	17,719,870
Safra A. Catz	—	—	—	—	—
Mark V. Hurd	—	—	—	—	—
Thomas Kurian	—	—	—	—	—
John F. Fowler	—	—	—	—	—

Potential Payments Upon Termination or Change-in-Control

Typically, we have entered into an employment offer letter with each of our named executive officers upon hire that provides the executive is employed “at will”. None of these employment offer letters with our named executive officers provide for payments or benefits upon a termination of employment or in connection with a change-in-control of Oracle, other than our broad-based equity plan described below.

Double-Trigger Change-in-Control Benefits Under our Equity Plan

The vesting of all outstanding stock options under the Long-Term Equity Incentive Plan, including those held by our named executive officers, will accelerate if:

•	Oracle is acquired; and

•	the stock options are not assumed, or if the stock options are assumed and the optionee’s employment is terminated without cause within 12 months following the acquisition.

The following table provides information on the intrinsic value as of May 30, 2014, the final trading day of fiscal 2014 of the unvested “in-the-money” stock options held by our named executive officers which would accelerate under the circumstances described in the preceding paragraph. The intrinsic value of the stock options is calculated as the number of unvested shares multiplied by the spread, i.e., the amount by which the closing market value of our common stock on May 30, 2014 ($42.02 per share) exceeded the exercise price of the related stock option.

Potential Double-Trigger Change-in-Control Benefits as of May 31, 2014
Name	Intrinsic Value of Unvested Equity Awards ($)
Lawrence J. Ellison	217,332,500
Safra A. Catz	155,237,500
Mark V. Hurd	174,350,000
Thomas Kurian	124,190,000
John F. Fowler	51,860,000

Equity Compensation Plan Information

The following table summarizes information, as of May 31, 2014, regarding our equity compensation plans.

	May 31, 2014 (in millions, except price data)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units, Warrants and Rights (#)		Weighted Average Exercise Price of Outstanding Options, Restricted Stock Units, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)(1)
Equity compensation plans approved by stockholders	451		$27.37		557	(2)
Equity compensation plans not approved by stockholders (3)	12		$23.22		—

Total	463	(4)	$27.26	(4)	557

(1)	These numbers exclude the shares listed under the column heading “Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units, Warrants and Rights”.

(2)

This number includes approximately 495 million shares available for future issuance under the Long-Term Equity Incentive Plan, approximately 2 million shares available for future issuance under the Directors’ Stock Plan and approximately 60 million shares available for future issuance under the ESPP.

(3)	These stock options and restricted stock units were assumed in connection with our acquisitions. No additional awards were or can be granted under the plans that originally issued these awards.

(4)

Of the approximately 463 million securities to be issued, approximately 462 million reflect securities to be issued upon exercise of outstanding stock options with a weighted average exercise price of $27.37 and a weighted average remaining contractual life of 6.94 years. The remaining portion represents restricted stock units, which have no purchase price.

REPORT OF THE FINANCE AND AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Review of Oracle’s Audited Financial Statements for the Fiscal Year Ended May 31, 2014

The Finance and Audit Committee (the “F&A Committee”) has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended May 31, 2014.

The F&A Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).

The F&A Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the F&A Committee concerning independence and the F&A Committee has discussed the independence of Ernst & Young LLP with that firm.

Based on the F&A Committee’s review and discussions noted above, the F&A Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended May 31, 2014, for filing with the U.S. Securities and Exchange Commission.

Submitted by:	H. Raymond Bingham, Chair
Michael J. Boskin, Vice Chair
Bruce R. Chizen

Dated: June 26, 2014

TRANSACTIONS WITH RELATED PERSONS

We occasionally enter into transactions with entities in which an executive officer, director, 5% or more beneficial owner of our common stock or an immediate family member of these persons has a direct or indirect material interest. As set forth in the charter for the Independence Committee which is posted on our website at www.oracle.com/goto/corpgov, the Independence Committee reviews and approves each individual related person transaction exceeding $120,000, including material amendments thereto.

To be approved, the Independence Committee must be informed or have knowledge of:

•	the related person’s relationship or interest; and

•	the material facts of the proposed transaction, and any material amendments thereto.

The proposed transaction, and any material amendments thereto, must be on terms that, when taken as a whole, are fair to us.

We annually survey our directors and executive officers to identify any entities they are affiliated with that may enter into a transaction with us that would require disclosure as a related person transaction. We prepare a list of related person entities, which we post internally for reference by our sales force and our purchasing groups. We also periodically review and update this list with Mr. Ellison’s advisors, as almost all of the entities on this list are direct or indirect investments of Mr. Ellison. Potential transactions are compared against this list by management to determine if they require review and approval by the Independence Committee. With respect to sales of products and services, we also compare transactions posted to our general ledger against this list to determine if any related person transactions occurred without pre-approval and the reason pre-approval was not obtained, whether inadvertent or otherwise.

For sales of products and services to be approved by the Independence Committee, we provide the Independence Committee with data indicating that the proposed discounts and terms are consistent with the discounts and terms provided to unrelated customers. For purchases, we provide the Independence Committee with data points showing that the rates or prices are comparable to the rates or prices we could have obtained from an unrelated vendor.

Mr. Ellison has entered into a written price protection agreement with us that applies to any related person transaction involving a purchase of goods or services from an entity in which Mr. Ellison has a direct or indirect material interest and with which we enter into a transaction while Mr. Ellison is one of our executive officers or Chairman of our Board of Directors. Under this agreement, if we present Mr. Ellison with reasonable evidence of a lower price or rate for the same goods or services offered by the related company, which would have been available to us at the time we entered into the applicable transaction, then Mr. Ellison will reimburse us for the difference. This agreement expires three years after the date on which Mr. Ellison is neither an executive officer of Oracle nor Chairman. The Independence Committee may approve certain other transactions where it can conclude that such transactions are otherwise on terms that are fair to us.

The Independence Committee also reviews and monitors on-going relationships with related persons to ensure they continue to be on terms that are fair to us. On an annual basis, the Independence Committee receives a summary of all transactions with related persons, including transactions that did not require approval. Total related person transaction revenues were 0.01% of our total revenues and total related party operating expenses were 0.01% of our total operating expenses in fiscal 2014.

Sales of Products and Services

In the ordinary course of our business, we have sold products and services to companies in which Mr. Ellison directly or indirectly has or had a controlling interest. For fiscal 2014, the total amount of all purchases by these companies was approximately $3.3 million. The following list identifies which of these companies purchased more than $120,000 in products and services from us in fiscal 2014. Services, such as software license updates and product support, which were paid for in fiscal 2014 may be provided by us in future fiscal years.

•	Vistage International, Inc. purchased approximately $145,000 in cloud software subscriptions; and

•	NetSuite, Inc. purchased approximately $3.1 million in cloud software subscriptions, license and hardware support, education and other services

Purchases of Goods and Services

We occasionally enter into transactions, other than the sale of products and services, with companies in which Mr. Ellison, directly or indirectly, has a controlling interest.

•

In fiscal 2014, we leased aircraft and purchased services in excess of $120,000 from Wing and a Prayer, Inc., a company owned by Mr. Ellison. The aggregate payment amount for our use of the aircraft in fiscal 2014 was approximately $1.4 million. The Independence Committee has determined that the amounts billed for our use of the aircraft and pilots are at or below the market rate charged by third-party commercial charter companies for similar aircraft.

•	In fiscal 2014, we paid NetSuite, Inc. approximately $359,000 for services primarily related to companies we acquired that previously used NetSuite’s software offerings.

•

In fiscal 2014, we paid Desert Champions, LLC, a company owned by Mr. Ellison, approximately $532,000 in advertising and marketing-related costs in connection with the 2014 BNP Paribas Open tennis tournament.

•

In fiscal 2014, we paid Paramount Pictures a non-refundable payment of $300,000 for an Oracle product placement in the motion picture film Jack Ryan: Shadow Recruit. Paramount Pictures produced the film jointly with Skydance Productions, a motion picture production company founded by David Ellison, Mr. Ellison’s son. The product placement was ultimately removed from the motion picture prior to its release.

Acquisition of Pillar Data Systems, Inc.

On July 18, 2011, we acquired all of the issued and outstanding equity interests of Pillar Data Systems, Inc. (“Pillar Data”), a company that develops and sells enterprise storage systems solutions, pursuant to an agreement and plan of merger dated as of June 29, 2011 (the “Merger Agreement”) in exchange for which the equity holders of Pillar Data received rights to contingent cash merger consideration as described below and subject to certain conditions (the “Earn-Out”). Prior to this acquisition, Pillar Data was directly and indirectly majority-owned and controlled by Mr. Ellison and was a debtor of an affiliate of Mr. Ellison. An affiliate of Mr. Ellison had a preference right to receive the first approximately $565 million of the Earn-Out, if any, and Mr. Ellison and his affiliates had rights to 55% of any amount of the Earn-Out that exceeds such $565 million. We did not make any upfront payments to Pillar Data or any of its stockholders, including Mr. Ellison, or option holders, when we completed this acquisition.

The Earn-Out was calculated with respect to a three-year period that commenced with our second quarter of fiscal 2012 (which ended on November 30, 2011) and concluded with our first quarter of fiscal 2015 (the “Earn-Out Period”). The Earn-Out was to be an amount (if positive) calculated based on the product of (i) the difference between (x) future revenues generated from the sale of certain Pillar Data products during the last four full fiscal quarters of Oracle during the Earn-Out Period minus (y) certain losses associated with certain Pillar Data products incurred over the entire Earn-Out Period, multiplied by (ii) three (3). We maintained the right to reduce the Earn-Out by the amount of any indemnification claims we may have had under the Merger Agreement. The Earn-Out period ended at the end of our first quarter of fiscal 2015 with no amounts expected to be paid or payable to Pillar Data’s former stockholders, including Lawrence J. Ellison, Oracle’s Executive Chairman, Chief Technology Officer, director and largest stockholder, who was a former Pillar Data stockholder.

LEGAL PROCEEDINGS

Various stockholder derivative lawsuits were filed against Oracle and certain former and current directors in connection with a qui tam lawsuit that had been filed against Oracle in the United States District Court for the Eastern District of Virginia. The qui tam action alleged that Oracle made false statements to the General Services Administration (GSA) in 1997-1998 while negotiating its GSA contract, among other claims. Oracle settled this action without admitting liability, and the case was dismissed on October 11, 2011. The following stockholder derivative actions were filed, claiming that the named officer and director defendants were responsible for certain alleged conduct in the qui tam action and thereby exposing Oracle to reputational damage, monetary damages and costs and asserting claims for breach of fiduciary duty, abuse of control and unjust enrichment: on August 2, 2010, a stockholder derivative lawsuit was filed in the United States District Court for the Northern District of California; on August 19, 2010, a similar stockholder derivative lawsuit was filed in California Superior Court, County of San Mateo; and on September 8, 2011, another stockholder derivative lawsuit was filed in the United States District Court for the Northern District of California. The first two derivative actions were consolidated, but pursuant to a motion by Oracle, they were dismissed on November 11, 2011, with leave to plaintiffs to amend. No amended complaint was filed.

On September 12, 2011, two alleged stockholders of Oracle filed a Verified Petition for Writ of Mandate for Inspection of Corporate Books and Records in California Superior Court, County of San Mateo. The petition originally named as respondents Oracle and two of our officers, both of whom were subsequently dismissed. The alleged stockholders claimed that they were investigating alleged corporate mismanagement relating to the claims in the qui tam action, and asked the court to compel the inspection of certain of Oracle’s accounting books and records and minutes of meetings of the stockholders, our Board of Directors and the committees of our Board of Directors, related to those allegations, plus expenses of the audit and attorneys’ fees. At a hearing on November 10, 2011, the court granted the alleged stockholders’ request for a Writ of Mandate, which was confirmed in a judgment on December 12, 2011. Oracle filed a notice of appeal on February 2, 2012.

The derivative and Writ of Mandate actions discussed above have been settled and are now concluded. On September 26, 2013, the United States District Court held a final fairness hearing and approved the settlement, and on September 30, 2013, the court dismissed with prejudice the derivative cases discussed above. On November 5, 2013, the San Mateo Superior Court entered an order vacating its December 12, 2011 judgment and dismissing the Verified Petition for Writ of Mandate. Under the settlement, Oracle will continue or implement certain corporate governance measures, which shall remain in place for three years, and Oracle paid plaintiffs’ attorneys’ fees and costs of $1.9 million.

On September 30, 2011, a stockholder derivative lawsuit was filed in the Delaware Court of Chancery and a second stockholder was permitted to intervene as a plaintiff on November 15, 2011. At an August 22, 2012 hearing, the court dismissed certain claims but permitted certain claims for breach of fiduciary duty to proceed. On May 3, 2013, plaintiffs filed an amended complaint. The derivative suit was brought by two alleged stockholders of Oracle, purportedly on Oracle’s behalf, against one former director and all but two of our current directors, including against Mr. Ellison as an alleged controlling stockholder. Plaintiffs allege that Oracle’s directors breached their fiduciary duties in agreeing to purchase Pillar Data Systems, Inc. at an excessive price. Oracle’s acquisition of Pillar is structured as an earn out, under which Oracle is scheduled to make a single payment, if any, by November 30, 2014, to Pillar’s former shareholders based on an agreed-upon Earn-Out formula. Plaintiffs seek declaratory relief, rescission of the Pillar Data transaction, damages, disgorgement of Mr. Ellison’s alleged profits, disgorgement of all compensation earned by defendants as a result of their service on Oracle’s Board or any committee of the Board, and an award of attorneys’ fees and costs.

On June 13, 2014, plaintiffs and defendants filed a Stipulation and Agreement of Compromise, Settlement and Release, under which Mr. Ellison agreed to pay to Oracle 95% of any and all amounts, if any that are paid to him under the Pillar Earn Out. Oracle agreed to pay plaintiffs’ attorneys’ fees and costs, not to exceed $15 million. At an August 12, 2014, hearing, the Delaware Chancery Court approved the settlement, and awarded $15 million in plaintiffs’ attorneys’ fees and costs, which Oracle later paid. On the same day, the court entered a Final Order and Judgment approving the settlement. These derivative actions are now concluded.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and any persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and we typically file these reports on their behalf.

Based solely on our review of the copies of any Section 16(a) forms received by us or written representations from the Reporting Persons, we believe that with respect to the fiscal year ended May 31, 2014, all Reporting Persons complied with all applicable filing requirements.

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Finance and Audit Committee” and the “Report of the Compensation Committee” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting, stockholders will elect directors to hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each nominee has agreed to be named in this proxy statement and to serve if elected. If any nominee for any reason is unable or unwilling to serve, the proxies may be voted for such substitute nominee as the proxy holder may determine, unless the Board, in its discretion, reduces the number of directors serving on the Board.

Directors

The following directors are being nominated for election by our Board, including our Chief Executive Officers and our other executive officers on our Board: Jeffrey S. Berg, H. Raymond Bingham, Michael J. Boskin, Safra A. Catz, Bruce R. Chizen, George H. Conrades, Lawrence J. Ellison, Hector Garcia-Molina, Jeffrey O. Henley, Mark V. Hurd and Naomi O. Seligman.

For details regarding Board qualifications and the specific experiences, qualifications and skills of each of our director nominees, please see “Board of Directors—Nominees for Directors” included elsewhere in this proxy statement.

Required Vote

Directors are elected by a plurality of votes cast. Our majority voting policy for directors in our Corporate Governance Guidelines states that in an uncontested election, if any director nominee receives an equal or greater number of votes “WITHHELD” from his or her election as compared to votes “FOR” such election (a “Majority Withheld Vote”) and no successor has been elected at such meeting, the director nominee shall tender his or her resignation following certification of the stockholder vote.

The Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board will act on the Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. The Board may accept a director’s resignation or reject the resignation. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our bylaws. If a director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting of stockholders and until his or her successor is duly elected, or his or her earlier resignation or removal.

Full details of our majority voting policy for directors are set forth in our Corporate Governance Guidelines, available at www.oracle.com/goto/corpgov.

The Board of Directors recommends a vote

FOR the election of each of the nominated directors.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing our stockholders with a non-binding, advisory vote on the compensation paid to our named executive officers.

We believe our results-aligned executive compensation program is beneficial to both the long-term growth of our company and to the interests of our stockholders. In deciding how to vote on this proposal, we urge you to consider the following factors, all of which are described in detail under “Executive Compensation—Compensation Discussion and Analysis” included elsewhere in this proxy statement:

1.	Direct link between tangible financial results and executive compensation.

Oracle’s total stockholder return has performed well in recent years. Our stockholders have experienced significant upside in their investments in Oracle common stock, and our named executive officers have realized significant value from their equity awards during this period. The following graph compares the cumulative total stockholder return on Oracle common stock with the cumulative total return of the Standard & Poor’s 500 Index and the Standard & Poor’s Information Technology Index for each of the last five fiscal years for the period ended May 31, 2014, assuming an investment of $100 at the beginning of such period and the reinvestment of any dividends.

*$100 INVESTED ON MAY 31, 2009 IN STOCK OR

INDEX-INCLUDING REINVESTMENT OF DIVIDENDS

	5/09	5/10	5/11	5/12	5/13	5/14
Oracle Corporation	100.00	116.22	177.51	138.42	178.36	224.91
S&P 500 Index	100.00	120.99	152.39	151.76	193.15	232.64
S&P Information Technology Index	100.00	128.47	155.62	167.40	192.71	238.76

Fiscal 2014 Financial Highlights

Oracle recorded very good financial results in fiscal 2014 relative to other global technology companies despite a challenging global economic and information technology spending environment. The following chart summarizes key financial results for fiscal 2014 as compared to fiscal 2013, calculated in accordance with U.S. generally accepted accounting principles (GAAP) (in billions, except per share data and percentages).

	Fiscal 2014 ($)	Fiscal 2013 ($)	Change (%)
Total Revenues	38.3	37.2	3
Software and Cloud Revenues	29.2	27.9	5
Hardware Systems Revenues	5.37	5.35	0
Operating Income	14.8	14.7	1
Net Income	11.0	10.9	1
Diluted Earnings Per Share	2.38	2.26	5
Stock Price Per Share at Fiscal Year End	42.02	33.78	24

2.	Strong pay-for-performance alignment.

Reflecting our compensation philosophy, our executive compensation program is designed to be “results-aligned.” We believe that when Oracle achieves a higher level of financial performance and a higher stock price over a sustained period of time, our named executive officers should be well compensated. As a result, when our stockholders are rewarded, our named executive officers are also rewarded. Similarly, when Oracle’s performance does not achieve these results, our named executive officers should receive much lower compensation and realize less value from their equity compensation.

3.	Emphasis on variable, “at risk” compensation.

As a result of our executive compensation philosophy, in fiscal 2014, an average of 97% of the total direct compensation opportunity of our named executive officers was delivered in the form of performance-based compensation (that is, an annual performance-based cash bonus opportunity and equity compensation).

In addition, we believe the following features of our executive compensation program, all of which are explained in more detail under “Executive Compensation—Compensation Discussion and Analysis” included elsewhere in this proxy statement, are beneficial to our stockholders:

•	We do not have employment agreements or change-in-control agreements with our executive officers.

•	As of May 31, 2014, our cumulative potential dilution since June 1, 2011 has been a weighted average annualized rate of 2.3% per year, which we consider to be low compared to our peers.

•	We do not reprice “underwater” stock options.

•	We prohibit speculative transactions.

•	Our Stock Ownership Guidelines require significant ownership of Oracle stock by our executive officers.

•	We have adopted a clawback policy for our executive officers.

Our Compensation Committee evaluates our executive compensation policies and practices on an ongoing basis and modifies programs as necessary to address evolving practices. For additional information regarding our executive compensation program and the compensation paid to our named executive officers, please refer to “Executive Compensation” included elsewhere in this proxy statement.

Required Vote

We are asking our stockholders to indicate their support for the compensation of our named executive officers and our compensation philosophy as described in this proxy statement. You may vote “FOR” or “AGAINST” the following resolution, or you may “ABSTAIN.” This advisory vote on executive compensation will be approved if it receives the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at the Annual Meeting.

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in Oracle’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, which includes the Compensation Discussion and Analysis, the compensation tables and related narrative disclosures that accompany the compensation tables.”

Your vote is advisory, and therefore not binding on Oracle, the Board or the Compensation Committee, and will not be interpreted as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. Nevertheless, our Board and Compensation Committee value the opinions of our stockholders and will review and consider the outcome of this vote in considering future compensation arrangements.

The Board of Directors recommends a vote FOR

the advisory approval of Executive Compensation.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Finance and Audit Committee (the “F&A Committee”) has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for fiscal 2015. Representatives of E&Y will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

In deciding to engage E&Y, our F&A Committee reviewed, among other factors, auditor independence issues raised by commercial relationships we have with the other major accounting firms. We have no commercial relationship with E&Y that would impair its independence.

The F&A Committee reviews audit and non-audit services performed by E&Y, as well as the fees charged by E&Y for such services. In its review of non-audit service fees, the F&A Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the F&A Committee and its activities with E&Y can be found in the following sections of this proxy statement: “Board of Directors—Committees, Membership and Meetings” and “Report of the Finance and Audit Committee of the Board of Directors.”

Pre-approval Policy and Procedures. We have a policy that outlines procedures intended to ensure that our F&A Committee pre-approves all audit and non-audit services provided to us by E&Y. The current policy provides for (a) general pre-approval of audit-related services which do not exceed certain aggregate dollar thresholds approved by the F&A Committee, and (b) specific pre-approval of all other permitted services and any proposed services which exceed these same dollar thresholds.

The term of any general pre-approval is twelve months from the date of pre-approval, unless the F&A Committee considers a different period and states otherwise. The F&A Committee will annually review and pre-approve a dollar amount for each category of services that may be provided by E&Y without requiring further approval from the F&A Committee. The policy describes the audit, audit-related, tax and all other services that have this general pre-approval, and the F&A Committee may add to, or subtract from, the list of general pre-approved services from time to time.

In connection with this pre-approval policy, the F&A Committee will consider whether the categories of pre-approved services are consistent with the U.S. Securities and Exchange Commission’s rules on auditor independence. The F&A Committee will also consider whether the independent auditor may be best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is necessarily determinative.

The F&A Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to re-approve any such services. It may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit related and tax services and the total amount of fees for certain permissible non-audit services classified as “all other fees.”

The F&A Committee pre-approved all audit and non-audit fees of E&Y during fiscal 2014.

Ernst & Young Fees

The following table sets forth approximate aggregate fees billed to us for fiscal 2014 and fiscal 2013 by E&Y:

Fees	2014	2013
Audit Fees (1)	$23,405,824	$21,624,041
Audit Related Fees (2)	952,692	913,113
Tax Fees (3)	603,775	869,178
All Other Fees (4)	18,044	—

TOTAL FEES	$24,980,335	$23,406,332

(1)

Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits or accounting consultations.

(2)

Audit related fees for fiscal 2014 and fiscal 2013 consisted of services with respect to the Statement on Standards for Attestation Engagements (SSAE) No. 16, related to our managed cloud services businesses and acquired entities.

(3)	Tax fees for fiscal 2014 and 2013 consisted principally of transfer pricing related services as well as tax compliance and advisory services for Oracle and entities acquired by Oracle.

(4)	All other fees for fiscal 2014 consisted principally of general training and advisory services.

Required Vote

The ratification of the selection of E&Y requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on this matter at our Annual Meeting.

The Board of Directors recommends a vote FOR the

ratification of the selection of Ernst & Young LLP.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL REGARDING VOTE TABULATION

The Chief Executive of Investor Voice, Bruce T. Herbert, 10033 12th Ave NW, Suite 200, Seattle, WA, as fiduciary of the Equality Network Foundation (the “Foundation”), represented that the Foundation has beneficially owned more than $2,000 of Oracle common stock for more than one year and has notified us that the Foundation intends to present the proposal set forth in quotes below (the “Vote Tabulation Proposal”) at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

The Board of Directors opposes the following Vote Tabulation Proposal for the reasons stated after the proposal.

“RESOLVED: Shareholders of Oracle Corporation (“Oracle” or “Company”) hereby request the Board of Directors to take or initiate the steps necessary to amend the Company’s governing documents to provide that all matters presented to shareholders, other than the election of directors, shall be decided by a simple majority of the shares voted FOR and AGAINST an item. This policy shall apply to all such matters unless shareholders have approved higher thresholds, or applicable laws or stock exchange regulations dictate otherwise.

SUPPORTING STATEMENT:

Vote Calculation Methodologies a report prepared for CalPERS by GMI Ratings, studied companies in the S&P 500 and Russell 1000, and found that 48% employ the simple majority vote-counting standard requested by this Proposal. See http://www.calpers-governance.org/docs-sof/provyvoting/calpers-russell-1000-vote-calculation-methodology-final-v2.pdf

Cardinal Health, Inc., an Ohio corporation and the 19th largest company in America, adopted and implemented this Proposal. Plum Creek Timber Company, Inc., a Delaware corporation and the largest private landowner in the nation, has adopted and implemented this Proposal.

Oracle is regulated by the Securities and Exchange Commission (“SEC”). An SEC Rule dictates a specific vote-counting formula for the purpose of establishing eligibility for resubmission of shareholder-sponsored proposals. This formula—which for the purpose of this proposal will be called the “Simple Majority Vote” – is the votes cast FOR, divided by two categories of vote, the:

☐	FOR, plus
☐	AGAINST votes.

Oracle does not uniformly follow the Simple Majority Vote. Its proxy states (for shareholder-sponsored proposals) that abstentions “will have the same practical effect as votes against the proposal.”

This means that results are determined by the votes cast FOR a proposal, divided by not two, but three different categories of vote:

☐	FOR votes,
☐	AGAINST votes, plus
☐	ABSTAIN votes.

We note, for Management-sponsored Proposal 1, that Oracle’s “Corporate Governance Guidelines include a majority voting policy for directors”, which does not incorporate abstentions.

However, the Company then applies a more restrictive vote-counting formula to all shareholder-sponsored items and other management-sponsored ones, using a formula that includes abstentions.

The outcome is that these practices advantage management’s uncontested slate of director nominees by boosting the appearance of support on Management-sponsored Proposal 1, relative to other items, while they depress the calculated level of support for all other items—including every shareholder-sponsored proposal—by subjecting them to a higher threshold.

As well, in regard to shareholder-sponsored items, abstaining voters have not followed the Board’s recommendation to cast their vote AGAINST. Despite this, Oracle counts all abstentions as if every abstaining voter, without exception, has chosen to follow the Board’s recommendation to vote AGAINST.

In our view Oracle’s use of these two different vote-counting formulas is internally inconsistent, is confusing, does not fully honor voter intent, and harms shareholder best-interest.

Therefore, please vote FOR this widely accepted and common-sense governance Proposal that calls for a fair and consistent Simple Majority Vote across-the-board (while allowing flexibility for different thresholds where required).”

STATEMENT IN OPPOSITION TO

PROPOSAL NO. 4

We believe that adherence to sound corporate governance policies and practices is important, and we are committed to ensuring that we are governed and managed with high standards of responsibility, ethics and integrity that are in the best interests of Oracle and our stockholders. We believe that approval of this stockholder proposal would not further compliance with our high standards, would be inconsistent with the default Delaware law standard followed by a majority of Delaware corporations and would not enhance stockholder value or serve the best interests of our stockholders. Furthermore, contrary to the proponent’s contentions, our existing voting standard does not favor management-sponsored proposals over stockholder-sponsored proposals, does not prevent passage of stockholder proposals and does not circumvent SEC standards.

As a Delaware corporation, the Delaware General Corporation Law (the “DGCL”) governs the voting standards for action by our stockholders, and our existing voting standards are fully compliant with the DGCL. Our Amended and Restated Bylaws provide that other than director elections, “All other elections and questions, unless otherwise provided by law or our Bylaws, shall be decided by the vote of the holders of a majority of the shares of stock entitled to vote thereon present in person or by proxy at the meeting”. This standard is the same as the default standard set forth in Section 216(2) of the DGCL. In addition, we believe that a majority of Delaware corporations adhere to the same default voting standard. Our belief is consistent with the proponent’s acknowledgment in its supporting statement that less than 50% of S&P 500 and Russell 1000 corporations have adopted the proposed simple majority voting standard.

Delaware law governs the way abstentions are considered, and under such law, abstention votes are considered shares “entitled to vote.” In the vote tabulation for matters requiring the affirmative vote of the majority of shares present and entitled to vote, abstentions are included in the denominator as shares entitled to vote and have the same practical effect as a vote “against” a proposal.

We believe that since stockholders are made aware of the treatment and effect of abstentions, counting abstention votes effectively honors the intent of our stockholders. Stockholders typically have three voting choices for a particular proposal: for, against and abstain. In the proxy statement for our annual meeting, we disclose the vote required to approve each proposal. We also describe how abstentions will be counted in the vote tabulation and the effect of abstentions on the outcome of a matter, on a proposal-by-proposal basis. Our stockholders are, therefore, informed that if they vote “abstain” on a proposal other than the election of directors, their vote will have the same practical effect as a vote “against” the proposal. If a stockholder elects to abstain on a matter, we believe that the stockholder recognizes the impact of the vote and expects it to be included in the vote count.

While it is more difficult for proposals to pass under our voting framework, we believe that lowering the approval standard for proposals would be poor corporate governance. Except with respect to the election of directors and matters that require, statutorily or otherwise, a different vote, we believe that a proposal—whether management-sponsored or stockholder-sponsored—should receive more “for” votes than the sum of “against” and “abstain” votes in order to constitute approval by our stockholders. We believe the proponent of an item of business, be it management or a stockholder, bears the burden of persuading a majority of stockholders to affirmatively vote in favor of the item. An abstention vote represents, in our view, a failure to so persuade. We do not believe that it would be in our stockholders’ best interest or effective corporate governance to disregard these views.

Contrary to the proponent’s contentions, we have not acted inconsistently in adopting a different majority voting standard for uncontested director elections. Directors are elected by a plurality vote, except in uncontested elections a director who receives an equal number of or a majority of withhold votes is required to tender his or her resignation to our Governance Committee. As with the adoption of a new proposal, the departure of a director represents a fundamental change to our governance. Just as we require more “for” votes than any other vote to pass a proposal, we require more “withhold” votes than any other vote to trigger a director’s resignation. Through both voting standards, we ensure that a fundamental change to our governance occurs only when there is a broad consensus of stockholders.

Moreover, our voting standard does not circumvent SEC standards. The SEC voting standard that the stockholder proponent references is a specific SEC vote-counting rule for determining whether a stockholder may resubmit a proposal for inclusion in a company’s proxy statement. The SEC does not have a standard to gauge whether a proposal has been approved, because those are matters of state law, in our case Delaware state law, and not subject to SEC regulation. Furthermore, in other contexts, the SEC promotes voting standards similar to ours. For instance, the SEC expressly requires a form of proxy to include an abstention option with respect to the advisory vote on the frequency of advisory vote on executive compensation. We believe that it would not be sensible corporate governance or serve the best interests of our stockholders to take one voting standard that an organization applies to a specific context and adopt that standard universally.

In sum, we believe that our current vote tabulation methodology of including abstentions on matters other than the election of directors best reflects and honors the intent of our stockholders who choose to abstain on a proposal. This standard applies identically to both management-sponsored and stockholder-sponsored proposals and ensures that a matter has the requisite affirmative support for approval by our stockholders. Our Board is committed to strong corporate governance and we have already established highly effective corporate governance structures and processes. While we will continue to consider whether changes to our bylaws are appropriate and in the best interest of our company and our stockholders, we do not believe that the proposal at issue will enhance our corporate governance in any meaningful way.

For the reasons set forth above, the Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 4.

Required Vote

The adoption of the Vote Tabulation Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on the matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 4.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL REGARDING MULTIPLE PERFORMANCE METRICS

The Comptroller of the City of New York, Scott M. Stringer, 1 Centre Street, New York, NY 10007-2341, as custodian and a trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System and the New York City Police Pension Fund, and as custodian of the New York City Board of Education Retirement System (collectively, the “Systems”), represented that the Systems have beneficially owned more than $2,000 of Oracle common stock for more than one year and have notified us that the Systems’ boards of trustees intend to present the proposal set forth in quotes below (the “Multiple Performance Metrics Proposal”) at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

The Board of Directors opposes the following Multiple Performance Metrics Proposal for the reasons stated after the proposal.

“WHEREAS: The Business Roundtable urges companies to consider a variety of performance metrics, both qualitative and quantitative, in setting performance measures (Business Roundtable: “Executive Compensation, Principles and Commentary” January 2007);

WHEREAS: Mercer recommends, among a list of ten actions that companies should take in 2010 to “drive business performance, secure key talent and withstand public scrutiny”, that performance metrics “cover the range of relevant dimensions of performance” (“Achieving Executive Compensation Success in 2010”);

WHEREAS: The Conference Board Task Force on Executive Compensation (September 2009) recommends that a pay for performance program include an “appropriate mix” of performance metrics that has been evaluated for risk, assesses company and executive performance and help to drive achievement of company and business strategy and sustainable performance;

WHEREAS: Many companies (two-thirds of the top 300 publicly traded companies) use multiple performance measures to set short-term incentive pay;

WHEREAS: Companies are increasingly using multiple performance measures to set long-term incentive pay- the number of companies using two or more metrics increased from 45.9% in 2008 to 48.8% in 2010 and the average number of metrics used is 1.68 (Equilar-“CEO Performance Metric 2010”);

WHEREAS: The Company awards annual cash bonus incentives based on a single absolute metric, non-GAAP pre-tax profits. The Company utilizes no metrics for long-term incentive, which is not performance-based;

WHEREAS: The Company’ received weak pay-for-performance and high compensation concern ratings from proxy agencies;

RESOLVED: Shareholders request that the Compensation Committee of the Board of Directors, in setting performance measures for top executives, include multiple weighted metrics that correctly reflect both individual and business accomplishments over an established multiyear period; and, excluding proprietary information, disclose to the shareholders any changes made in the basket of metrics during the multiyear period.

SUPPORTING STATEMENT

Performance metrics and targets may have contributed to excessive risk-taking, volatile compensation and the near-economic collapse. Choosing a single variable puts all the risk/reward in one variable. A diligently selected basket of variables, that is tested and validated for correlation between pay and performance, like an index, may help to moderate volatility and the tendency to take excessive risk.

Shareholders are concerned with Oracle’s compensation program. In spite of insiders owning almost a quarter of outstanding shares, Oracle’s advisory vote on compensation failed in 2012 and 2013, receiving only 41% and 43% support respectively. The company’s executive compensation program is poorly structured and is not significantly performance-driven. The small portion that is performance-based uses a single metric, non-GAAP pre-tax profits. Over 90% of CEO and NEO compensation constitute stock options which simply vest with time and not on the achievement of performance hurdles.”

STATEMENT IN OPPOSITION TO

PROPOSAL NO. 5

We oppose the adoption of this stockholder proposal because, despite the proponent’s statements to the contrary, we believe that our executive compensation program is significantly performance-driven. Consistent with our “results-oriented” philosophy, in fiscal 2014, we continued to effectively link pay to performance by allocating a vast majority of our executive officers’ total compensation to performance-based vehicles, either in the form of annual performance cash bonuses (which require improved financial performance in the form of year-over-year growth before payment) or stock options (which require increased stock price to have value).

In fiscal 2014, performance-based cash bonuses comprised 1.1% of our CEO’s total compensation and an average of 1.2% of our other named executive officers’ total compensation as a group. In accordance with the terms of the Oracle Corporation Executive Bonus Plan (the “Executive Bonus Plan”) approved by our stockholders in 2010, actual payment of annual cash bonuses to our executive officers depends on the successful achievement of pre-established financial performance goals. Contrary to the proponent’s contentions, our Executive Bonus Plan is not designed to be based on a single absolute performance metric. In fact, our Compensation Committee carefully selects the appropriate performance metric or metrics for each individual participant based on the factor or factors they believe are most appropriate for measuring such participant’s performance.

After careful consideration, our Compensation Committee selected year-over-year growth in our non-GAAP pre-tax profit as the performance metric for determining the cash bonus awarded to our CEO and Presidents in fiscal 2014. Non-GAAP pre-tax profit is determined by a number of important and underlying performance metrics such as revenues and operating expenses. We believe there are important advantages to focusing the senior management team on one, all-encompassing metric, which also reflects a variety of different and interrelated performance measures. In addition, we believe that non-GAAP pre-tax profit is the single most appropriate metric for motivating these executives who have responsibility for the overall company and measuring their performance because it is the metric regularly used by our management internally to understand, manage and evaluate our business and operation decisions.

However, as noted above, our Compensation Committee has selected and will continue to review appropriate performance metrics for each participant on an individualized basis and will continue to assess, for each participant, the appropriateness of measuring performance based on non-GAAP pre-tax profit on an annual basis. In addition, pursuant to the Executive Bonus Plan, all annual cash bonuses are subject to a specified cap and may be decreased in the Compensation Committee’s sole discretion.

In fiscal 2014, stock options comprised 97% of our CEO’s total compensation and an average of 96% of our other named executive officers’ total compensation as a group. Although the stock options we grant to executives are not subject to performance-based vesting, we consider these grants to be performance-based awards, designed to encourage executives to focus on continued long-term performance, align executives’ interests with those of our stockholders and mitigate incentives to take inappropriate or unnecessary risks. In fiscal 2014, our executives received stock options, which vest at 25% each year over a period of four years and have an exercise price equal to the price of our common stock on the grant date. As a result, our executives are motivated to create stockholder value and ensure that Oracle’s stock price continues to grow for several years because they only receive value from this component of their compensation if (1) Oracle’s stock price increases between the date of grant and the date of exercise (which benefits all stockholders) and (2) the executive remains employed by Oracle beyond the date his or her stock options vest.

Furthermore, as discussed more fully in the Compensation Discussion and Analysis section of this proxy statement on pages 34 and 35, for fiscal 2015, the Compensation Committee has determined that a portion of each named executive officer’s equity award shall consist of Performance Stock Units. The Performance Stock Units awarded to each named executive officer shall be subject to multiple predetermined, specified and quantified performance criteria, including revenue growth and operating cash flow growth. We believe this allocation will further enhance our already strong focus on pay for performance.

In sum, we believe that our executive compensation program, with its emphasis on long-term incentive compensation in the form of stock options, restricted stock units and on annual performance cash bonuses, achieves an appropriate balance between encouraging our senior executives to take actions that are consistent with our business strategy of constantly improving our performance and building long-term stockholder value and discouraging executives from taking inappropriate or unnecessary risks. Accordingly, we do not believe that the proponent’s policy provides a meaningful addition to our existing compensation practices.

For the reasons set forth above, the Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 5.

Required Vote

The adoption of the Multiple Performance Metrics Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on the matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 5.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL REGARDING QUANTIFIABLE PERFORMANCE METRICS

The Senior Vice President of Chevy Chase Trust, Lynn Panagos, 7501 Wisconsin Avenue, Suite 1500 W, Bethesda, Maryland 20814, as trustee of the AFL-CIO Equity Index Fund (the “Fund”), represented that the Fund has beneficially owned the requisite amount of Oracle common stock for more than one year and has notified us that the Fund intends to present the proposal set forth in quotes below (the “Quantifiable Performance Metrics Proposal”) as a co-sponsor with the City of Philadelphia Public Employees Retirement System and the Trowel Trades S&P 500 Index Fund at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

The Board of Directors opposes the following Quantifiable Performance Metrics Proposal for the reasons stated after the proposal.

“RESOLVED: Shareholders of Oracle Corporation (the “Company”) urge the Compensation Committee (“Committee”) to adopt a policy that all equity compensation plans submitted for shareholder approval after the 2014 annual meeting of shareholders under Section 162(m) of the Internal Revenue Code will specify the awards that will result from performance. This shall require shareholder approval of quantifiable performance metrics, numerical formulas and payout schedules (“performance standards”) for at least a majority of awards to the named executive officers. If the Committee wants to use performance standards containing confidential or proprietary information it believes should not be disclosed in advance, they can be used for the non-majority of awards to the named executive officers. If changing conditions make previously approved performance standards inappropriate, the Committee may adjust them and resubmit them for shareholder ratification. This policy should be implemented so as not to violate existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT

The Company’s 2013 advisory vote on executive compensation received support from only 43 percent of shareholders. In our opinion, this shows a disconnect between executive pay and long-term Company performance that warrants dramatic change.

We believe a major contributing factor to this pay for performance misalignment is that the recent plans submitted by the Company for shareholder approval have only cited general criteria so vague or multitudinous as to be meaningless and this has prevented shareholders from knowing what criteria would be used to assess performance and in what way. We are also concerned that the Committee is free to pick performance standards each year to maximize awards.

The Company’s current Stock Plan provides awards may be subject to a potpourri of 23 metrics: revenues, operating expenses, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of the Company’s stock, economic value added, total stockholder return, net income, pre-tax income, operating income, earnings per share, operating profit margin, net income margin, sales margin (including both growth rates and margin percentages), cash flow, market share, inventory turnover, sales growth, capacity utilization, or increase in customer base.

We do not believe such complete discretion for the Committee gives shareholders confidence executive pay will be properly aligned with Company performance. Under this proposal, the Committee continues to have complete discretion in selecting any number of metrics and to structure them as it feels appropriate. But under this proposal, the Company must, when submitting a plan for shareholder approval, specify for shareholders the performance standards establishing the link between the Company performance and specific awards-a common practice in the United Kingdom. By way of illustration, not intended to limit the Company’s discretion, examples satisfying this proposal are:

•	if the Company’s share price increases 10 percent over its Peer Group for a 36-month period, the CEO shall receive a grant of 100,000 Company shares.

•	if the Company’s operating income increases 10 percent over five years, the CEO shall receive a grant of 100,000 Company shares.”

STATEMENT IN OPPOSITION TO

PROPOSAL NO. 6

We oppose adoption of the Quantifiable Performance Metrics Proposal because we believe that our current procedures to determine equity compensation awarded to our named executive officers are fair and transparent, serve the best interests of our stockholders and advance the objectives of our executive compensation program by driving performance to create long-term stockholder value and providing compensation opportunities that are competitive with those offered by companies with which we compete for executive talent. Implementing the rigid requirements contained in this proposal would restrict our flexibility to adapt performance metrics and performance targets to changing market conditions and, in turn, hinder our ability to retain, attract and motivate talented executives.

We believe that we employ some of the most talented senior executives of any company in the world. Given the strength of our executive team, it is critical that we keep our executives properly motivated. To do so, we must continue to provide equity compensation opportunities that reflect our executives’ individual skills and experience and that are commensurate with the management of an organization of our size, scope and complexity. To remain competitive, our Compensation Committee must have the flexibility to revise performance metrics and performance targets in response to changing conditions in our industry. Moreover, our Compensation Committee must have the flexibility to design, and revise over time, an effective and competitive equity compensation program that takes into account and addresses the factors and circumstances particular to us in order to advance the objective of our executive compensation program of driving performance to create long-term stockholder value. Adopting this proposal, however, would significantly restrict our Compensation Committee’s flexibility and, as a result, could place us at a competitive disadvantage in attracting the most talented executives in our market and harm our ability to deliver high performance and create long-term stockholder value.

In addition to being ill-advised, the Quantifiable Performance Metrics Proposal is also unnecessary. Our executive officers receive stock options. Therefore, we believe the value of their equity awards is already directly aligned with a clear and straightforward objective: increase of our stock price over time. When our stockholders are rewarded, our executive officers are rewarded. The compensation amounts our executives ultimately earn from their equity awards are contingent on their ability to achieve sustainable business objectives that result in a long-term increase in our stock price. When our stock price does not grow, our executives will realize little, if any, value from their awards. The Compensation Committee believes this is appropriate because our stockholders also will not have significantly benefited from owning our stock.

Furthermore, as discussed more fully in the Compensation Discussion and Analysis section of this proxy statement on pages 34 and 35, for fiscal 2015, the Compensation Committee has determined that a portion of each named executive officer’s equity award shall consist of Performance Stock Units. The Performance Stock Units awarded to each named executive officer shall be subject to multiple predetermined, specified and quantified performance criteria, including revenue growth and operating cash flow growth. We believe this allocation will further enhance our already strong focus on pay for performance.

We believe our process is appropriate and serves the interests of our stockholders, who have approved our Long-Term Equity Incentive Plan. Our independent members of the Compensation Committee determine individual awards.

Furthermore, we believe that certain aspects of the Quantifiable Performance Metrics Proposal are unclear. As a result, it would be difficult for us to determine with reasonable certainty what actions would be required to implement the proposal in a manner that meets the expectations of all stockholders. For instance, it is unclear whether “a majority of awards” refers to greater than 50% of the actual number of awards granted to the named executive officers or greater than 50% of the aggregate compensation resulting from the awards. The proposal also fails to specify whether it would apply only to new equity compensation plans submitted for stockholder approval or also to amendments to our Long-Term Equity Incentive Plan. Additionally, the proposal provides no guidance on how awards should be valued (e.g., the reportable fair value of the awards under Item 402 of SEC Regulation S-K; the value of the awards under a pricing model such as the Black-Scholes model; the actual realized value of the awards; or the value of the awards based upon our internal calculations).

For the reasons set forth above, the Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 6.

Required Vote

The adoption of the Quantifiable Performance Metrics Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on the matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 6.

PROPOSAL NO. 7

STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS

The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, NY 10018, represented that it beneficially owned more than $2,000 of Oracle’s common stock for more than one year and, with the California State Teachers’ Retirement System, Railways Pension Trustee Company Limited and UAW Retiree Medical Benefits Trust as co-sponsors, has notified us that, a representative intends to present the proposal set forth in quotes below (the “Proxy Access Proposal”) at the Annual Meeting. The proposed resolution and statement in support thereof are set forth below:

The Board of Directors opposes the following Stockholder Proposal for the reasons stated after the proposal.

“RESOLVED: Stockholders of Oracle Corporation (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require Oracle to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. Oracle shall allow stockholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the number of directors then serving. This bylaw, which shall supplement existing rights under Oracle Corporation’s bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of Oracle Corporation’s outstanding common stock continuously for at least three years before the nomination is submitted;

b)

give Oracle Corporation written notice within the time period identified in the Company’s bylaws of the information required by the bylaws and any rules of the Securities and Exchange Commission about (i) the nominee, including consent to being named in the proxy materials and to serving as a director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)

certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with Oracle Corporation stockholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at Oracle Corporation.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and any applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe long-term stockholders should have a meaningful voice in electing directors. Proxy access is increasingly recognized as a corporate governance gold standard and is supported by a wide array of leading institutional investors.

We urge stockholders to vote FOR this proposal.”

STATEMENT IN OPPOSITION TO

PROPOSAL NO. 7

Contrary to the proponent’s contentions, our current corporate governance guidelines and Board practices provide long-term stockholders a meaningful voice in electing directors. Adoption of this proposal would be not only unnecessary but also potentially expensive and disruptive. Proxy access would serve only to interfere with our Board’s ability to serve the long term interests of all our stockholders.

The proponent’s proposal ignores the mechanisms we already have instituted to ensure Board accountability and provide stockholders with access to the Board. The Board is accountable to Oracle’s stockholders through the protections that are embedded in our governing documents. For example:

•	All directors are elected annually;

•

Our Corporate Governance Guidelines include a requirement that directors who fail to receive the required majority vote in uncontested elections must tender their resignation for consideration by the Board;

•	Our governing documents do not contain any supermajority stockholder voting requirements; and

•	Stockholders are allowed to call a special stockholders’ meeting, subject to the conditions set forth in our bylaws.

In addition, our stockholders currently have the right to:

•	Communicate directly with any director (including the Chairman of the Board) in writing;

•	Propose director nominees for the Nomination and Governance Committee’s consideration, as discussed below; and

•

Submit proposals for presentation at an annual meeting and for inclusion in Oracle’s proxy statement for that annual meeting, subject to certain conditions and the rules and regulations of the Securities and Exchange Commission.

We believe that our existing corporate governance policies provide the appropriate balance between ensuring Board accountability to stockholders and enabling the Board to effectively oversee Oracle’s business and affairs for the long-term benefit of stockholders. In addition, these policies provide our stockholders with meaningful access to Board members.

Our stockholders also can recommend prospective director candidates for the Nomination and Governance Committee’s consideration. Our Nomination and Governance Committee evaluates and considers director nominees proposed by our stockholders in the same manner as a nominee recommended by a Board member, management, search firm or other source. Additionally, stockholders who want Board representation can solicit their own proxies. While proxy solicitation is an expensive undertaking, there is no reason why stockholders holding 3% of our outstanding shares (which at our fiscal year end share price would constitute approximately $5.7 billion worth of shares) should not, if they have a legitimate interest in sitting on the Board, bear the expense of soliciting proxies.

More than simply unnecessary, proxy access could also decrease the effectiveness of our corporate governance. Proxy access could harm our Company, Board of Directors and stockholders by:

•

Significantly Disrupting Company and Board Operations. With proxy access, contested director elections could become routine. Divisive proxy contests would regularly and substantially disrupt Company affairs and the effective functioning of our Board of Directors. We would be compelled to devote significant financial resources in support of Board-nominated candidates, and our management and directors would be required to divert their time from managing and overseeing Company business to supporting Board director nominees. The United States Court of Appeals for the District of Columbia invalidated the SEC’s proxy access rule precisely because the Court determined that the SEC did not adequately assess the expenses and distractions resulting from proxy contests.

•

Promote the Influence of Special Interests. Proxy access would facilitate the nomination and election of special interest directors who further the particular agendas of the stockholders who nominated them, rather than the interests of all stockholders and Oracle’s long-term business goals. Moreover, a stockholder could use the threat of a contested election, which could be very expensive and disruptive to the Company but virtually costless for the stockholders, to extract concessions from Oracle relating to that stockholder’s special interest.

•

Balkanizing the Board of Directors. The election of stockholder-nominated directors could create factions on the Board, leading to dissension and delay and thereby precluding the Board’s ability to function effectively. A politicized Board of Directors cannot effectively serve the best interests of all our stockholders.

•

Discouraging Highly Qualified Director Candidates from Serving. The prospect of routinely standing for election in a contested situation could deter highly qualified individuals from Board service. Such prospect also may cause our incumbent directors to become excessively risk averse, thereby impairing their ability to provide sound and prudent guidance with respect to all of our operations and interests.

Proxy access also would bypass our processes for identifying and recommending the director nominees that we believe would best serve our stockholders’ long-term interests. An effective board of directors is composed of individuals with a diverse and complementary blend of experiences, skills, and perspectives. Our Nomination and Governance Committee has developed criteria and a process for identifying and recommending director candidates for election by our stockholders, which are set forth in our Corporate Governance Guidelines and discussed above under “Corporate Governance—Nomination of Directors.” In undertaking this responsibility, the Nomination and Governance Committee has a fiduciary duty to act in good faith for the best interests of Oracle and all of our stockholders. This process is designed to identify and nominate director candidates who possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business and who can contribute to the overall effectiveness of our Board. Proxy access bypasses this process by placing directly into nomination candidates who may fail to meet the qualifications established by the Board and who may lack the experience necessary to guide Oracle for the long term. For the reasons set forth above, the Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 7.

Required Vote

The adoption of the Proxy Access Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote on the matter at our Annual Meeting.

The Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 7

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

Our bylaws contain procedures governing how stockholders can propose business to be considered at a stockholder meeting. The SEC has also adopted regulations (Rule 14a-8 under the Exchange Act) that govern the inclusion of stockholder proposals in our annual proxy materials. For a description of the procedures in our bylaws governing how stockholders can nominate candidates to our Board, see the section in this proxy statement titled “Corporate Governance—Nomination of Directors—Stockholder Nominations and Bylaw Procedures.” A description of the procedures governing the proposal of other business follows.

Notice Requirements. A stockholder must provide a brief description of the other business, along with the text of the proposal. The stockholder also must set forth the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. Such notice must also contain information specified in our bylaws as to the proposal of other business, information about the stockholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a proposal and to solicit proxies in support of it.

Notice Deadlines. Stockholder proposals for inclusion in our proxy materials relating to our 2015 Annual Meeting must be received by May 26, 2015 in accordance with Rule 14a-8.

If a stockholder wants to submit a proposal for the 2015 Annual Meeting but does not want to include it in our proxy materials, written notice of such stockholder proposal of other business must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the date on which we first mailed our proxy materials for the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. These deadlines are set forth in our bylaws. Therefore, if a stockholder wants to submit a proposal for the 2015 Annual Meeting but does not want to include it in our proxy materials, such stockholder proposals will need to be delivered in writing between May 26, 2015 and June 25, 2015, unless our 2015 Annual Meeting takes place before October 6, 2015, or after December 5, 2015. If this were to occur, stockholder proposals would need to be delivered before the later of 90 days before the date of the 2015 Annual Meeting or the 10th day following the announcement of the date of the 2015 Annual Meeting.

If stockholders do not comply with these bylaw notice deadlines, we reserve the right not to submit the stockholder proposals to a vote at our annual meeting. If we are not notified of a stockholder proposal by June 25, 2015, then the management personnel who have been appointed as proxies may have the discretion to vote for or against such stockholder proposal, even though such proposal is not discussed in the proxy statement.

Where to Send Notice. Stockholder proposals must be addressed to Dorian Daley, Senior Vice President, General Counsel & Secretary and must be mailed to her at Oracle Corporation, 500 Oracle Parkway, Mailstop 5op7, Redwood City, California 94065, or sent by email (Corporate_Secretary@oracle.com) or fax (1-650-506-3055), in each case with a confirmation copy sent by mail.

At a special meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting pursuant to our notice of meeting.

Stockholders should carefully review our bylaws and Rule 14a-8 to ensure that they have satisfied all of the requirements necessary to propose other business at a stockholder meeting and, if desired, to include a stockholder proposal in our annual proxy materials. Our bylaws are posted on our website at www.oracle.com/goto/corpgov.

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice included in this proxy statement. As to any business that may properly come before the meeting, however, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, if stockholders have the same address and last name, do not participate in electronic delivery of proxy materials and have requested householding in the past, they will receive only one copy of our printed annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees and conserves natural resources. Each stockholder who participates in householding will continue to have access to and use separate voting instructions.

If any stockholders in your household wish to receive a separate annual report and proxy statement, they may call our Investor Relations Department at 650-506-4073 or write to Investor Relations Department, Oracle Corporation, 500 Oracle Parkway, Redwood City, California 94065. They may also send an email to our Investor Relations Department at investor_us@oracle.com. See also www.oracle.com/investor. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by contacting Investor Relations.

By Order of the Board of Directors,

DORIAN DALEY
Senior Vice President, General Counsel and Secretary

All stockholders are urged to vote electronically via the Internet or by telephone or, if you requested paper copies of the proxy materials, complete, sign, date and return the proxy card or voting instruction card in the enclosed postage-paid envelope. Thank you for your prompt attention to this matter.

Oracle Corporation 2014 Annual Meeting of Stockholders

November 5, 2014

10:00 a.m., Pacific Time

Oracle Corporation Conference Center

350 Oracle Parkway

Redwood City, California 94065

4290-PS14	C19370

ANNUAL MEETING OF STOCKHOLDERS OF ORACLE CORPORATION November 5, 2014 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17983 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 21133333300000000000 8 110514 The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5, 6 and 7. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Board of Directors: NOMINEES: FOR ALL NOMINEES O Jeffrey S. Berg O H. Raymond Bingham WITHHOLD AUTHORITY O Michael J. Boskin FOR ALL NOMINEES O Safra A. Catz O Bruce R. Chizen FOR (See ALL instructions EXCEPT below) O George H. Conrades O Lawrence J. Ellison O Hector Garcia-Molina O Jeffrey O. Henley O Mark V. Hurd O Naomi O. Seligman FOR AGAINST ABSTAIN 2. Advisory Vote to Approve Executive Compensation. 3. Ratification of the Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for Fiscal Year 2015. 4. Stockholder Proposal Regarding Vote Tabulation. 5. Stockholder Proposal Regarding Multiple Performance Metrics. 6. Stockholder Proposal Regarding Quantifiable Performance Metrics. 7. Stockholder Proposal Regarding Proxy Access INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ORACLE CORPORATION Annual Meeting of Stockholders - November 5, 2014 10:00 A.M. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints LAWRENCE J. ELLISON, JEFFREY O. HENLEY and DORIAN DALEY, or any of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all the shares of common stock of ORACLE CORPORATION that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Time on November 5, 2014, in the Oracle Corporation Conference Center, 350 Oracle Parkway, Redwood City, California, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations (i.e., FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5, 6 and 7. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof. (Continued and to be signed on the reverse side.) 14475